As filed with the U.S. Securities and Exchange Commission on July 15, 2025.
Registration No. 333-288412
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Abacus Global Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6282	85-1210472
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jay J. Jackson
Chief Executive Officer
Abacus Global Management, Inc.
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
(Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Ryan J. Maierson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Tel: (713) 546-5400
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS/OFFER TO EXCHANGE

Abacus Global Management, Inc.
Offer to Exchange Warrants to Acquire Shares of Common Stock
of
Abacus Global Management, Inc.
for
Shares of Common Stock
of
Abacus Global Management, Inc.
and
Consent Solicitation
THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JULY 29, 2025, OR SUCH LATER TIME AND DATE TO WHICH
WE MAY EXTEND.
Terms of the Offer and Consent Solicitation
Until the Expiration Date (as defined below), we are offering to the holders of our (i) outstanding public warrants (the “public warrants”) and (ii) outstanding private placement warrants (the “private placement warrants” and, together with the public warrants, the “warrants”) to purchase shares of common stock, par value $0.0001 per share (“common shares”), of Abacus Global Management, Inc., a Delaware corporation (the “Company” or “Abacus”), the opportunity to receive 0.23 common shares in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).
The Offer is being made to all holders of our warrants, including the public warrants and the private placement warrants. The warrants are governed by the warrant agreement, dated as of July 23, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). Our common shares, public warrants and 9.875% Fixed Rate Senior Notes due 2028 (the “Notes”) are listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbols “ABL,” “ABLLW,” and “ABLLL,” respectively. As of June 30, 2025, a total of 11,723,395 public warrants and 8,900,000 private placement warrants, respectively, were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,743,381 common shares in exchange for all of our outstanding warrants.
Each warrant holder whose warrants are exchanged pursuant to the Offer will receive 0.23 common shares for each warrant tendered by such holder and exchanged. No fractional common shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) an amount equal to such fractional part of a share multiplied by the last sale price of our common shares on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.
Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the public warrants to amend the Warrant Agreement (such amendment, the “Warrant Amendment”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.207 common shares, which is a ratio 10% less than the exchange ratio applicable to the Offer.

Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of 50% of the then outstanding public warrants. Therefore, the adoption of the Warrant Amendment will require the consent of 50% of the holders of the public warrants.
Parties representing approximately 18% of our outstanding public warrants and 94% of our outstanding private placement warrants have agreed to tender their warrants (as applicable) in the Offer and to consent to the proposed Warrant Amendment in the Consent Solicitation pursuant to tender and support agreements (the “Tender and Support Agreements”). As of July 14, 2025, an additional 7% of the outstanding public warrants have been tendered and have consented to the Warrant Amendment in the Consent Solicitation.
Accordingly, if holders of an additional approximately 25% of our outstanding public warrants agree to consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
For additional detail regarding the Tender and Support Agreements, see the section titled “Market Information, Dividends, and Related Stockholder Matters - Transactions and Agreements Concerning Our Securities - Tender and Support Agreements.”
You may not consent to the Warrant Amendment without tendering your warrants in the Offer, and you may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent (as defined below) relating to the warrants, and, therefore, by tendering your warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the warrants you have tendered in the Offer.
The Offer and Consent Solicitation is made solely upon the terms and conditions in this prospectus/offer to exchange (this “Prospectus/Offer to Exchange”) and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Time, on July 29, 2025, or such later time and date to which we may extend the Offer and Consent Solicitation (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders (and the related consent to the Warrant Amendment will be revoked).
You may tender some or all of your warrants into the Offer. If you elect to tender warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered warrants that are not accepted by us for exchange by August 26, 2025 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange. If you withdraw the tender of your warrants, your related consent to the Warrant Amendment will be withdrawn as a result.
Warrants not exchanged for common shares pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendment is approved. If the Warrant Amendment is approved, we intend to require the conversion of all warrants for 0.207 common shares per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. Our public warrants are currently listed on the Nasdaq under the symbol “ABLLW;” however, our public warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding warrants has become so reduced as to make further listing inadvisable or unavailable.
The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) to register the common shares issuable upon exchange of the warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors, consisting of disinterested directors with respect to the Offer, approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, any committee of the board of directors, the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a warrant must make its own decision as to whether to exchange some or all of its warrants and consent to the Warrant Amendment.
All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:
SG Americas Securities, LLC
245 Park Avenue
New York, New York 10167
Attention: Equity Syndicate Desk (10th Floor)
Collect: (212) 278-5600
E-mail: US-EQUITY-DEALER-MANAGER@sgcib.com
All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery should be directed to the information agent:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and Brokers call: +1 (212) 257-2075
All others call toll free (U.S. only): +1 (866) 796-3441
Email: abacus@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given to warrant holders.
We are not asking you for a proxy and you are requested not to send us a proxy. The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section titled “Risk Factors” beginning on page 9 of this Prospectus/Offer to Exchange.
Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.
Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such warrants for exchange.
The dealer manager for the Offer and Consent Solicitation is:
SOCIETE GENERALE
This Prospectus/Offer to Exchange is dated June 30, 2025.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE
This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company and our common shares and warrants and the financial statements and the notes included herein, as well as the documents incorporated herein by reference and any applicable prospectus supplement.
We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange, any document incorporated herein by reference, or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities offered hereby if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
We are making the Offer to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus/Offer to Exchange and the documents incorporated herein by reference include forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe(s),” “estimate(s),” “expect(s),” “predict(s),” “project(s),” “forecast(s),” “may,” “might,” “will,” “could,” “should,” “would,” “seek(s),” “plan(s),” “scheduled,” “possible,” “continue,” “potential,” “anticipate(s)” or “intend(s)” or similar expressions; provided that the absence of these does not mean that a statement is not forward-looking. Forward-looking statements contained in this Prospectus/Offer to Exchange include, but are not limited to, statements about the ability of the Company to:
•
realize the benefits of our acquisition of Carlisle Management S.C.A. (“CMC”) and Carlisle Investment Group S.A.R.L. (“CIG”, and collectively with CMC, “Carlisle”) consummated on December 2, 2024 (the “Carlisle Acquisition”);

•	realize the benefits expected from the business combination and related transactions consummated by the Company on June 30, 2023 (the “Business Combination”);
•	maintain the listing of the Company on a securities exchange;
•	service, comply with the terms of and refinance at maturity our indebtedness and its impact on our operations;
•	achieve projections and anticipate uncertainties relating to the business, operations and financial performance of the Company, including:
○	expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
○	expectations regarding product development and pipeline;
○	expectations regarding market size;
○	expectations regarding the competitive landscape;
○	expectations regarding future acquisitions, partnerships or other relationships with third parties; and
○	future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future;
•	develop, design and sell services that are differentiated from those of competitors;
•	retain and hire necessary employees;
•	attract, train and retain effective officers, key employees or directors;
•	enhance future operating and financial results;
•	comply with laws and regulations applicable to its business;
•	stay abreast of modified or new laws and regulations applying to its business, including privacy regulations;
•	anticipate the impact of, and response to, new accounting standards;
•	anticipate the significance and timing of contractual obligations;
•	maintain key strategic relationships with partners and customers;
•	obtain approval of the Warrant Amendment and require that all outstanding warrants be exchanged for common shares;

•	exchange warrants for common shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders; and
•
the factors described under the section titled “Risk Factors” herein and in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated by reference herein.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. There can be no assurance that future developments affecting us will be those that we have anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
These forward-looking statements made by us in this Prospectus/Offer to Exchange speak only as of the date of this Prospectus/Offer to Exchange. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated by reference herein.
You should read this Prospectus/Offer to Exchange and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY
The Offer and Consent Solicitation
This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents incorporated herein by reference or included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated herein by reference or filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section titled “Where You Can Find More Information; Incorporation by Reference”).
Summary of the Offer and Consent Solicitation

The Company
The Company’s mission is to educate all life insurance policy owners that their life insurance policy is personal property and to educate investors about alternatives to traditional investments using lifespan-based products as a core strategy.

Abacus is a leading vertically integrated alternative asset manager and market maker, specializing in longevity and actuarial technology. The Company is democratizing the life insurance space through groundbreaking new channels: ABL Tech, ABL Wealth, and ABL Longevity Growth and Income Funds. ABL Wealth was founded by the Company in 2022 to design and build longevity-linked investment products to be offered through the ABL Longevity Growth and Income Funds which are currently in their development stage. ABL Tech leverages proprietary technology to expand the Company’s offerings. Founded in 2022, ABL Tech aggregates and records mortality occurrences in the United States. With this information, the Company can advise and help governments, pensions, unions and asset trackers on ways to efficiently manage their portfolios. Currently, ABL Tech is a small part of our business, providing mortality tracking services to four of the Company’s clients and generating approximately $49,000 in revenue per year. ABL Tech does not play a material role in the Company’s business and operations, and we currently do not have any material commitments for capital expenditures related to ABL Tech.

Traditionally, life insurance policies are owned by individuals to insure their lives. Consistent with our mission, we educate policyholders regarding the potential to sell their policies to investors, often at a significant premium to the current cash surrender value. As an alternative asset manager since 2004, we purchase life insurance policies from consumers seeking liquidity and actively manage these policies over time via trading, holding and/or servicing. To date, we have purchased over $5 billion in face value of policies and have helped thousands of clients maximize the value of their life insurance.

Over the past 20 years, the Company has built an institutionalized origination and portfolio management process that is supported by a 100+ person team, long-term relationships with over 70 institutional partners and approximately 30,000 financial advisors, and the ability to operate in 49 states. The Company complies with applicable privacy laws to maintain and protect the confidentiality of financial, health and medical information. Abacus is also proud to be a Better Business Bureau Accredited Business with an A+ rating.

As one of the leading buyers of life insurance policies in the United States for the last 20 years, we sit at the heart of the life settlements industry. We leverage our strong market position, highly efficient origination platform and proprietary technology to drive our revenue and profitability. The Company and its executive team have deep experience in the life settlement industry. Using this experience, the Company has established policies and guidelines with respect to its purchase of universal life, whole life and convertible term life insurance policies. These guidelines focus on the age and health of the insured, whether the insured is a man or a woman, the duration of the underlying life insurance policy, the expected mortality risk and face value of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy after taking into account the cost of making continued premium payments, and the ultimate amount and timing of the death benefit of the underlying life insurance policy. The Company excludes making investments in life insurance policies based on certain types of the primary health impairment associated with the underlying insured to ensure that all policies are purchased in accordance with established industry standards and state law requirements. The Company’s guidelines are designed to allow the Company to target the life insurance policies that it believes have the most upside potential to generate attractive risk-adjusted returns to the Company through either its hold or trade portfolio. Currently, the Company principally invests in non-variable universal life insurance policies and retains the discretion to invest in whole life or convertible term life insurance policies.

Corporate Contact Information
Our corporate headquarters is located in Orlando, Florida. Our principal executive offices are located at 2101 Park Center Drive, Suite 200, Orlando, Florida 32835 and our telephone number is (800) 561-4148. We maintain a website at https:// abacusgm.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.

Warrants that Qualify for the Offer
As of June 30, 2025, a total of 11,723,395 public warrants and 8,900,000 private placement warrants, respectively, were outstanding, each exercisable for one common share at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 4,743,381 common shares in exchange for all of our outstanding warrants.

Under the Warrant Agreement, we may call the public warrants for redemption at our option:
 •
in whole and not in part;
 •
at a price of $0.01 per warrant;
 •
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
 •
if, and only if, the last reported sales price of our common shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share. As of the date of this Prospectus/Offer to Exchange, the foregoing $18.00 price condition has not been satisfied.

The private placement warrants will not be redeemable by us so long as they are held by
East Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) or its permitted transferees (except as otherwise set forth in the Warrant Agreement). If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company in all redemption scenarios.

Market for Our Securities
Our common shares, public warrants and Notes are listed on the Nasdaq under the symbols “ABL,” “ABLLW,” and “ABLLL,” respectively. See the section titled “Market Information, Dividends, and Related Stockholder Matters.”

The Offer
Each warrant holder who tenders warrants for exchange pursuant to the Offer will receive 0.23 common shares for each warrant so exchanged. No fractional common shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our common shares on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive common shares in the exchange.

The common shares issued in exchange for the tendered warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation
In order to tender warrants in the Offer and Consent Solicitation, holders of each of the public warrants and private placement warrants are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the warrants as set forth in the Warrant Amendment attached hereto as Annex A. If approved, the Warrant Amendment would permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.207 common shares, which is a ratio 10% less than the exchange ratio applicable to the Offer. Upon such exchange, no warrants will remain outstanding. Although we intend to require an exchange of all remaining outstanding warrants if the Warrant Amendment is approved, we are not required to effect such an exchange and may defer doing so or not require it at all.

Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of 50% of the then outstanding public warrants.

Therefore, the adoption of the Warrant Amendment will require the consent of 50% of the holders of the public warrants. Parties representing approximately 18% of our outstanding public warrants and 94% of our outstanding private placement warrants have agreed to tender their warrants (as applicable) in the Offer and to consent to the proposed Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreements. As of July 14, 2025, an additional 7% of the outstanding public warrants have been tendered and have consented to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 25% of our outstanding public warrants agree to consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Purpose of the Offer and Consent Solicitation
The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. See the section titled “The Offer and Consent Solicitation - Background and Purpose of the Offer and Consent Solicitation.”

Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on July 29, 2025, or such later time and date to which we may extend. All warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See the section titled “The Offer and Consent Solicitation - General Terms - Offer Period.”

Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of common shares issued for every warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act of 1934, as amended (the “Exchange Act”). See the section titled “The Offer and Consent Solicitation - General Terms - Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation
The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation, or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered warrants. The Consent Solicitation is conditioned on our receiving the consent of holders of 50% of the outstanding public warrants (which is the minimum threshold required to amend the Warrant Agreement with respect to the public warrants and the private placement warrants). Therefore, the adoption of the Warrant Amendment will require the consent of 50% of the holders of the public warrants. We may waive some of the conditions to the Offer. See the section titled “The Offer and Consent Solicitation - General Terms - Conditions to the Offer and Consent Solicitation.” We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such termination and withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See the section titled “The Offer and Consent Solicitation - General Terms - Offer Period.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event.

Withdrawal Rights
If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation - Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by August 26, 2025 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Participation by Directors, Executive Officers and Affiliates
Certain of our directors, named executive officers and five percent holders of our common shares hold warrants and may participate in the Offer. See the section titled “The Offer and Consent Solicitation - Interests of Directors, Executive Officers, and Others.”

Federal and State Regulatory Approvals
Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of our warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer and Consent Solicitation
For those holders of our warrants participating in the Offer and for any holders of our warrants subsequently exchanged for our common stock pursuant to the terms of the Warrant Amendment, we intend to treat the exchange of warrants for our common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under such treatment, (i) you should not recognize any gain or loss on the exchange of warrants for shares of our common stock (except to the extent of any cash payment received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in our common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for our common stock received in the exchange should include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our common stock, there can be no assurance in this regard and alternative characterizations are possible by the U.S. Internal Revenue Service (the “IRS”) or a court, including ones that would require U.S. Holders (as defined under “Market Information, Dividends, and Related Stockholder Matters—Material U.S. Federal Income Tax Consequences—U.S. Holders”) to recognize taxable income.

If the Warrant Amendment is approved, we intend to treat all warrants not exchanged for common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. See

“Market Information, Dividends, and Related Stockholder Matters—Material U.S. Federal Income Tax Consequences.”

No Recommendation
Neither we nor any of our board of directors, our management, the dealer manager, the exchange agent, the information agent, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 9 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is:
SG Americas Securities, LLC 245 Park Avenue New York, New York 10167 Attention: Equity Syndicate Desk (10th Floor) Collect: (212) 278-5600 E-mail: US-EQUITY-DEALER-MANAGER@sgcib.com
We have other business relationships with the dealer manager, as described in the section titled “Market Information, Dividends, and Related Shareholder Matters—Dealer Manager.”

Additional Information
We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, as well as the other documents we have filed with the SEC that are incorporated herein by reference as described in the section titled “Where You Can Find More Information; Incorporation by Reference,” before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct questions (1) about the terms of the Offer and Consent Solicitation to the dealer manager at its address and telephone number listed above and (2) about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc. 28 Liberty Street, 53rd Floor New York, New York 10005 Banks and Brokers call: +1 (212) 257-2075 All others call toll free (U.S. only): +1 (866) 796-3441 Email: abacus@dfking.com

Emerging Growth Company
We are currently an “emerging growth company” (an “EGC”), as defined in the Jumpstart Our Business Startups Act of 2012. As an EGC, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation.
Recent Developments
Recent Acquisitions
On December 2, 2024 (the “Acquisition Closing Date”), the Company completed the Carlisle Acquisition pursuant to which it purchased of all outstanding shares of Carlisle, a Luxembourg-based investment manager in the life settlement space with approximately $2.0 billion in assets under management. As consideration for the Carlisle Acquisition, the Company issued to the sellers party thereto (the “Sellers”), as applicable, (i) 9,213,735 newly issued common shares and (ii) $72,727,075 aggregate principal amount of the Notes. Each of the Sellers (other than Manorhaven Capital LLC (“Manorhaven”)) executed a Share Lockup and Standstill Agreement providing that each Seller will not (subject to certain customary exceptions) transfer such Seller’s shares through July 3, 2025, and that each Seller will not transfer more than 15% of such Seller’s shares held on the Acquisition Closing Date within any 30-day period. In addition, each Seller agreed, for 12 months following the Acquisition Closing Date, not to initiate or participate in any acquisition of the Company’s securities that would result in (i) such Seller and its affiliates and associates beneficially owning 10% or more of the Company’s voting securities or (ii) any group beneficially owning 20% or more of the Company’s voting securities. In connection with the Carlisle Acquisition, the Company granted the Sellers certain registration rights pursuant to an equity registration rights agreement and a notes registration rights agreement.
Also on December 2, 2024, the Company completed its acquisition of FCF Advisors, LLC, a New York-based asset manager and index provider specializing in free cash flow-focused investment strategies that had approximately $800 million in assets under management, in exchange for cash and common shares.
Senior Secured Credit Facility
On December 10, 2024, the Company, as Borrower, entered into a credit agreement providing for a senior secured term loan of up to $150.0 million (the “Senior Secured Credit Facility” and such agreement, the “Credit Agreement”) with affiliates of Sagard Senior Lending Partners Holdings II LP and Värde Partners, as lenders, and GLAS USA LLC, as Administrative Agent and Collateral Agent.
The Senior Secured Credit Facility is divided into an initial facility of up to $100.0 million available on the closing date (“Closing Date Facility”) and an additional committed delayed draw term loan facility up to $50.0 million available to be drawn after the closing date subject to certain conditions (“Delayed Draw Facility”). The Company fully drew down the funds available under the Closing Date Facility on the closing date.
The Senior Secured Credit Facility matures on December 10, 2030, with quarterly amortization payments of (i) 1% per annum of the aggregate principal amount of the Closing Date Facility outstanding as of the closing date of the facility and Delayed Draw Facility to the extent borrowed and (ii) additional amortization payments based on the Company’s Consolidated Adjusted EBITDA (as defined in the Credit Agreement), in each case with the remaining outstanding principal amount due on the maturity date of the Senior Secured Credit Facility. Principal amounts drawn under the Senior Secured Credit Facility bear interest at a fixed rate of 5.25% per annum for SOFR Loans (as defined in the Credit Agreement) and 4.25% for Base Rate Loans (as defined in the Credit Agreement) with a stepdown to 5.00% and 4.00% respectively if the Company achieves certain metrics related to Consolidated Adjusted EBITDA and Total Leverage Ratios (as defined in the Credit Agreement). In addition, undrawn amounts committed under the Delayed Draw Facility bear a commitment fee until such commitments are drawn or cancelled.
The loan may be prepaid at any time in amounts of $1.0 million or greater, subject to a premium equal to 1.00% of the amount prepaid if prepaid prior to the 12-month anniversary of funding. The Credit Agreement contains customary covenants for financings of this type including financial maintenance and restrictive covenants, such as the aggregate asset value held at the loan parties to the sum of the outstanding principal amounts of the loans. The Credit Agreement restricts the payment of dividends and distributions and the ability of the Company to make certain investments, incur certain indebtedness and liens and sell assets, in each case subject to important exceptions. The Credit Agreement also includes various financial covenants, each measured on a quarterly basis, including (A) a maximum Secured Leverage Ratio (as defined in the Credit Agreement), (B) a minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement) and (C) a minimum Asset Coverage Ratio (as defined in the Credit Agreement). In addition, the Credit Agreement includes customary events of default, including failure to pay interest or principal in a timely manner, failure to comply with covenants, cross-defaults to other material indebtedness, and certain bankruptcy related events, in each case subject to certain threshold and notice requirements as set forth in the Credit Agreement.
Certain wholly owned and material subsidiaries of the Company issued a guaranty with respect to the obligations of the Company under the Credit Agreement and related documents (the “Credit Facility Guaranty”). Additionally, the Company and the guarantors party to the Credit Facility Guaranty entered into a security agreement (the “Credit Facility Security Agreement”) which secures the Senior Secured Credit Facility on primarily all assets of the Company and each guarantor on a first lien basis to the exclusion of certain Excluded Assets (as defined in the Credit Agreement), including the life insurance policies owned by the Company and each guarantor.

RISK FACTORS
In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below, as well as the other information included or incorporated by reference in this Prospectus/Offer to Exchange, before deciding whether to participate in the Offer and Consent Solicitation. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are incorporated herein by reference. If any of the risks contained in or incorporated by reference into this Prospectus/Offer to Exchange develop into actual events, our business, financial condition, liquidity, results of operations, and prospects could be materially and adversely affected. Some statements in this Prospectus/Offer to Exchange, including statements in the following risk factors, constitute forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business
For a discussion of certain risks applicable to our business and operations, please refer to the section titled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024.
Risks Related to Our Warrants and the Offer and Consent Solicitation
The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for common shares at a ratio 10% lower than the exchange ratio applicable to the Offer.
If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment, the Company will have the right to require holders of all warrants that remain outstanding upon the closing of the Offer to exchange each of their warrants for 0.207 common shares. This represents a ratio of common shares per warrant that is 10% less than the exchange ratio applicable to the Offer. We intend to require an exchange of all remaining outstanding warrants as a result of the approval of the Warrant Amendment, however, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.
Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of 50% of the then outstanding public warrants. Therefore, the adoption of the Warrant Amendment will require the consent of 50% of the holders of the public warrants.
Pursuant to the Tender and Support Agreements, parties representing approximately 18% of the outstanding public warrants and 94% of the outstanding private placement warrants have agreed to tender their warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. As of July 14, 2025, an additional 7% of the outstanding public warrants have been tendered and have consented to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 25% of our outstanding public warrants agree to consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
We may not receive sufficient consents to adopt the Warrant Amendment.
We have only entered into Tender and Support Agreements with parties representing approximately 18% of the public warrants. As of July 14, 2025, an additional 7% of the outstanding public warrants have been tendered and have consented to the Warrant Amendment in the Consent Solicitation. According, we will need an additional 25% of the holders of public warrants to participate in the Offer in order to adopt the Warrant Amendment. If the Warrant Amendment is not adopted, the original terms of the warrants will remain in place and we will not be able to force the holders of the warrants to exchange their warrants for common shares pursuant to the Warrant Amendment. To the extent such warrants are exercised and such shares are issued or become unrestricted, additional common shares will be issued or become eligible for resale, which will result in dilution to the holders of our common shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common shares.

The exchange of warrants for common shares will increase the number of common shares eligible for future resale and result in dilution to our stockholders.
Our warrants may be exchanged for common shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the warrants will elect to participate in the Offer. Any warrants remaining outstanding after the exchange likely will be exercised only if the market price of our common shares is above the $11.50 exercise price of the warrants. We also intend to require an exchange of all remaining outstanding warrants assuming the approval of the Warrant Amendment. To the extent such warrants are exchanged following the approval of the Warrant Amendment or exercised, additional common shares will be issued. These issuances of common shares will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.
We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.
None of our board of directors, our officers or employees, our affiliates, the dealer manager, the exchange agent, or the information agent makes any recommendation as to whether you should exchange some or all of your warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.
There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.
We can give no assurance as to the market price of our common shares in the future. If you choose to tender some or all of your warrants in the Offer, future events may cause an increase in the market price of our common shares and warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your warrants. Similarly, if you do not tender your warrants in the Offer, there can be no assurance that you can sell your warrants (or exercise them for common shares) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted and you choose not to tender some or all of your warrants in the Offer, you may receive fewer common shares than if you had tendered your warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
The number of common shares offered in the Offer is fixed. The market price of our common shares may fluctuate, and the market price of our common shares when we deliver our common shares in exchange for your warrants could be less than the market price at the time you tender your warrants.
The number of common shares offered in the Offer for each warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our common shares or the warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our common shares when we deliver common shares in exchange for your warrants could be less than the market price of the warrants at the time you tender your warrants. The market price of our common shares could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offer and when we deliver common shares in exchange for warrants, or during any extension of the Offer Period.
The warrants may never be in the money, and they may expire worthless and we may amend the terms of the warrants in a manner that may be adverse to holders of the warrants with the approval of the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened, and the number of common shares purchasable upon exercise of a warrant could be decreased, all without a warrant holder’s approval.
The exercise price for our warrants is $11.50 per common share, which is, as of the date of this Prospectus/Offer to Exchange, above the current trading price of our common shares. The closing price of our common shares on June 26, 2025 was $5.44. Accordingly, the warrants are out-of-the-money as of the date of this Prospectus/Offer to Exchange. However, we cannot predict whether such trading price will increase or decrease in the future and such trading price may be substantially above or below the exercise price. There is no guarantee that the warrants will be in the money at any given time prior to their expiration on June 30, 2028 and the warrants could expire worthless.
The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties deem necessary or desirable and that the parties deem do not adversely affect the interest of the warrant holders. All other modifications or amendments require the consent of the holders of 50% of the number of the then outstanding public warrants, provided that if an amendment adversely affects the private placement warrants in a different manner than the public warrants or vice versa, then the vote or written consent of the registered holders of 65% of the public warrants and 65% of the private placement warrants, voting as separate classes, shall be required. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if we receive the consent of the requisite number of holders. Examples of such amendments include amendments to, among other things, increase the exercise price of the warrants, exchange the warrants for cash or common shares, shorten the exercise period, or decrease the number of common shares purchasable upon exercise of a warrant.
Registration of the common shares issuable upon exercise of the warrants under the Securities Act of 1933, as amended (the “Securities Act”) may not be in place when an investor desires to exercise warrants.
Under the terms of the Warrant Agreement, we have filed and maintain an effective registration statement under the Securities Act, covering the issuance of common shares issuable upon exercise of the warrants, and are required to use our best efforts to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct, or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we are required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying common shares for sale under all applicable state securities laws.
We may redeem your unexpired warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We will have the ability to redeem outstanding warrants (excluding any private placement warrants held by the Sponsor or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price of our common shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending three business days prior to the date we send proper notice of such redemption, provided further that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants and a current prospectus relating to them is available, or we have elected to require the exercise of the warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants that are not exchanged become redeemable by us, we may not exercise our redemption right if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then current market price when you might otherwise wish to hold your warrants, or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

The liquidity of the warrants that are not exchanged may be reduced.
If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “- The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for common shares at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offer and Consent Solicitation. Additionally, if we fail to satisfy the Nasdaq’s listing requirements as a result of the exchange, such as by having fewer than the requisite number of round lot holders, then the market for unexchanged warrants will be further impaired. A more limited trading market might adversely affect the liquidity, market price, and price volatility of unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.
You may not receive common shares in the Offer and Consent Solicitation if the procedures for the Offer and Consent Solicitation are not followed.
As to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent. None of us, the exchange agent or the information agent or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of warrants for exchange.
Nasdaq may delist our public warrants from trading on its exchange, which could limit public warrant holders’ ability to make transactions in our public warrants.
If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “- The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for common shares at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged public warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our public warrants will continue to be listed on the Nasdaq in the future. In order to continue listing our public warrants on the Nasdaq, there must be a minimum of at least two registered and active market makers for our public warrants.
If a sufficient number of our public warrant holders exchange their public warrants for common shares in the Offer, there may no longer be at least two registered and active market makers for our public warrants as required by the Nasdaq, and the Nasdaq could delist our public warrants.
If the Nasdaq delists our public warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our public warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of public warrants could face significant material adverse consequences, including:
•	a limited availability of market quotations for the public warrants;
•	reduced liquidity for the public warrants; and
•	the risk that any market makers that do initially make a market in our unexchanged public warrants eventually cease to do so.

THE OFFER AND CONSENT SOLICITATION
Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section titled “Risk Factors” beginning on page 9 of this Prospectus/Offer to Exchange. Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment, and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein or are incorporated herein by reference, before making a decision regarding the Offer and Consent Solicitation.
General Terms
Until the Expiration Date, we are offering to holders of our warrants the opportunity to receive 0.23 common shares in exchange for each warrant they hold. Holders of the warrants tendered for exchange will not have to pay the exercise price for the tendered warrants in order to receive common shares pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.
No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our common shares on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes.
Concurrently with the Offer, we are also soliciting from the holders of the public warrants their consent to the Warrant Amendment to permit the Company to require that all warrants outstanding upon the closing of the Offer be exchanged for 0.207 common shares, which is a ratio 10% less than the exchange ratio applicable to the Offer. If the Warrant Amendment is adopted, the Warrant Amendment will permit us to eliminate all of the warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of 50% of the then outstanding public warrants. Therefore, the adoption of the Warrant Amendment will require the consent of 50% of the holders of the public warrants.
Holders who tender warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the warrants.
You cannot tender any warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any warrants, you should be aware that a tender of public warrants may result in the approval of the Warrant Amendment.
The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.
You may tender some or all of your warrants into the Offer.
If you elect to tender warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.
If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, warrants that are not accepted by us for exchange by August 26, 2025 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.
Corporate Information
Our principal executive offices are located at 2101 Park Center Drive, Suite 200, Orlando, Florida 32835 and our telephone number is (800) 561-4148. We maintain a website at https://abacusgm.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.
Our common shares, public warrants and Notes are listed on the Nasdaq under the symbols “ABL,” “ABLLW,” and “ABLLL,” respectively.
Warrants Subject to the Offer
The public warrants and private placement warrants subject to the Offer were originally issued in connection with East Resources Acquisition Company’s (“ERES”) initial public offering as warrants for ERES common stock and were subsequently assumed by the Company and became warrants for common shares, in connection with the Company’s merger with ERES. Each warrant entitles the holder to purchase one common share at a price of $11.50 per share, subject to adjustment. The public warrants are quoted on the Nasdaq under the symbol “ABLLW.” As of June 30, 2025, a total of 11,723,395 public warrants and 8,900,000 private placement warrants, respectively, were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,743,381 common shares in exchange for all of our outstanding warrants.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on July 29, 2025, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered warrants will have a right to withdraw such previously tendered warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
At the expiration of the Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, or the amended terms if the Warrant Amendment is approved, until the warrants expire on June 30, 2028, subject to certain terms and conditions, including our ability to require an earlier exchange of the warrants for 0.207 common shares if the Warrant Agreement is approved.
Amendments to the Offer and Consent Solicitation
We reserve the right, at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of common shares issued for every warrant exchanged or by changing the terms of the Warrant Amendment.
If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.
If we increase or decrease the exchange ratio of our common shares issuable in exchange for a warrant or the amount of warrants sought for tender, or the dealer manager’s soliciting fees, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send, or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.
Partial Exchange Permitted
Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants. If you choose to participate in the Offer, you may tender less than all of your warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) an amount equal to such fractional part of a share multiplied by the last sale price of our common shares on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes.
Conditions to the Offer and Consent Solicitation
The Offer and Consent Solicitation are conditioned upon the following:
•
the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•
no action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, shall have been threatened in writing, instituted, or pending before any court, authority, agency, or tribunal that directly or indirectly challenges the making of the Offer or the tender of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•
there shall not have been any action threatened in writing, instituted, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the warrants; and

•
there shall not have occurred: (i) any general suspension of trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory, or administrative authority, agency, or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, an outbreak of a pandemic or contagious disease, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens, which, in our reasonable judgment, is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.

The Consent Solicitation is conditioned on our receiving the consent of holders of 50% of the outstanding public warrants (which is the minimum threshold required to amend the Warrant Agreement with respect to the public warrants and the private placement warrants). Therefore, the adoption of the Warrant Amendment will require the consent of 50% of the holders of the public warrants.
We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.
The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions, in whole or in part, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties: provided, however, that warrant holders are not foreclosed from challenging our determinations in a court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer Period. We will amend this Offer and Consent Solicitation to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
No Recommendation; Warrant Holder’s Own Decision
None of our board of directors, our officers or employees, our affiliates, the dealer manager, the exchange agent, or the information agent is making any recommendations to any warrant holder as to whether to exchange their warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.
Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment
Issuance of common shares upon exchange of warrants pursuant to the Offer and acceptance by us of warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your warrants will constitute a consent to the Warrant Amendment with respect to each warrant tendered.
A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case, as may be amended or supplemented prior to the Expiration Date; (ii) the warrant holder consents to the Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended, or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our warrants and common shares is unknown and cannot be predicted with certainty; (vi) such warrant holder has read this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, and the Warrant Amendment; and (vii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, the ultimate liability for all Tax Items is and remains the responsibility solely of the holder, and in that regard, such holder will authorize the Company to withhold all applicable Tax Items legally payable by or on behalf of such holder.

Registered Holders of Warrants; Beneficial Owners of Warrants
For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.
Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company, or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “- Required Communications by Beneficial Owners”.
Tendering Warrants Using Letter of Transmittal and Consent
A registered holder of warrants may tender their warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal and Consent is to be used only if delivery of warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “- Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of warrants, unless you intend to tender those warrants through ATOP, you should complete, execute, and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.
In order for warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.
In the Letter of Transmittal and Consent, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an Eligible Institution (as defined below). See “- Signature Guarantees.”
If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered warrants (for example, if the registered holder has assigned the warrants to a third-party), or if our common shares to be issued upon exchange of the tendered warrants are to be issued in a name other than that of the registered holder of the tendered warrants, the tendered warrants must be properly accompanied by appropriate assignment documents, in either case, signed exactly as the name(s) of the registered holder(s) appear on the warrants, with the signature(s) on the warrants or assignment documents guaranteed by an Eligible Institution.
Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of common shares in exchange for such warrants as part of the completion of the Offer.
Signature Guarantees
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.
Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of

Transmittal and Consent, or (ii) such warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”
Required Communications by Beneficial Owners
Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company, or other financial intermediary to tender warrants on their behalf. Your broker, dealer, commercial bank, trust company, or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver warrants on your behalf.
Tendering Warrants Using Book-Entry Transfer
The exchange agent has established an account for the warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “- Guaranteed Delivery Procedures” must be followed.
DTC participants desiring to tender warrants for exchange pursuant to the Offer may do so through ATOP and, in that case, the participant need not complete, execute, and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that we may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.
Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of common shares in exchange for such warrants as part of the completion of the Offer.
Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “- Timing and Manner of Deliveries.”
Guaranteed Delivery Procedures
If a registered holder of warrants desires to tender its warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its warrants if all the following conditions are met:
•	the tender is made by or through an Eligible Institution;
•
the exchange agent receives by mail, overnight courier, or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with the Letter of Transmittal and Consent, with signatures guaranteed by an Eligible Institution; and

•
a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within one day that the Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of warrants pursuant to the Offer, the issuance of common shares for those warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.
Timing and Manner of Deliveries
UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.
ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding; provided, however, that warrant holders are not foreclosed from challenging our determinations in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether or not similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.
Fees and Commissions
Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager, or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer of warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our common shares are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.
Withdrawal Rights
By tendering warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your warrants. A valid withdrawal of tendered warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable; provided, however, that warrants that are not accepted by us for exchange by August 26, 2025 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.
To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in this section titled “- Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.
A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function or (ii) delivering to the exchange agent, by mail or overnight courier, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.
A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section titled “- Procedure for Tendering Warrants for Exchange - Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding; provided, however, that warrant holders are not foreclosed from challenging our determinations in a court of competent jurisdiction. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
Acceptance for Issuance of Shares
Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on July 29, 2025, or such later time and date to which we may extend. Our common shares to be issued upon exchange of warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.
For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.
Announcement of Results of the Offer and Consent Solicitation
We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.
Background and Purpose of the Offer and Consent Solicitation
Our board of directors, consisting of disinterested directors with respect to the Offer, approved the Offer and Consent Solicitation on February 21, 2025. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. Our board of directors determined that the Offer and Consent Solicitation are in the best interests of the Company and its stockholders. In reaching this determination, our board of directors considered, among other things, the benefits to the Company and its stockholders of simplifying our capital structure, reducing the potential dilutive impact of the warrants and reducing the warrant liability recorded by the Company on its financial statements, the current and historical trading price of the common shares and warrants, and the terms of the warrants, including the exercise price and expiration date. The warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of common shares in exchange for such warrants pursuant to the Offer.
Agreements, Regulatory Requirements, and Legal Proceedings
Except for the Warrant Agreement and the Tender and Support Agreements, there are no present or proposed agreements, arrangements, understandings, or relationships between us, and any of our directors, executive officers, affiliates, or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.
Pursuant to the Tender and Support Agreements, parties representing approximately 18% of the outstanding public warrants and 94% of the outstanding private placement warrants have agreed to tender their warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. As of July 14, 2025, an additional 7% of the outstanding public warrants have been tendered and have consented to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 25% of our outstanding public warrants agree to consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.
There are no pending legal proceedings relating to the Offer and Consent Solicitation.
Information Concerning Abacus Global Management, Inc.
Abacus Global Management (NASDAQ: ABL) is a leading financial services company specializing in alternative asset management, data-driven wealth solutions, technology innovations, and institutional services.

With a focus on longevity-based assets and personalized financial planning, Abacus leverages proprietary data analytics and decades of industry expertise to deliver innovative solutions that optimize financial outcomes for individuals and institutions worldwide.
Our principal executive offices are located at 2101 Park Center Drive, Suite 200, Orlando, Florida 32835, and our telephone number is (800) 561-5148. Our principal website address is https://abacusgm.com. Information contained on our website does not constitute part of, and is not incorporated by reference into, the Offer.
We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2024, and December 31, 2023, and the selected consolidated balance sheet data as of December 31, 2024, and December 31, 2023, are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The selected consolidated statements of operations data for the three month periods ended March 31, 2025 and March 31, 2024, and the selected consolidated balance sheet data as of March 31, 2025, are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.
More complete financial information may be obtained by accessing our public filings with the SEC by following the section titled “Where You Can Find More Information; Incorporation by Reference.” We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible warrants for exchange.
Summary Consolidated Statements of Operations and Balance Sheets:

	Year Ended December 31,		Three Months Ended March 31,
	2024	2023	2025	2024
Total revenues	$ 111,923,786	$ 66,401,451	$ 44,139,346	$ 21,487,184
Operating (loss) income	$(888,304)	$ 24,125,882	$ 21,026,964	$2,253,129
Net (loss) income before provision for income taxes	$ (19,433,299)	$ 10,503,022	$7,733,111	$(101,958)
Net (loss) income	$(24,918,037)	$9,034,487	$5,399,026	$(1,275,471)
(Loss) earnings per share-basic	$(0.34)	$(0.17)	$0.05	$(0.02)
(Loss) earnings per share-diluted	$(0.34)	$(0.16)	$0.05	$(0.02)
Weighted-average stock outstanding-basic(1)	70,761,830	56,951,414	96,193,199	63,027,246
Weighted-average stock outstanding-diluted(1)	70,761,830	57,767,898	97,498,923	63,027,246

(1)
Both the number of shares outstanding and their par value have been retrospectively recast for all prior periods presented to reflect the par value of the outstanding stock of Abacus Global Management, Inc. as a result of the Business Combination (as defined below).

	December 31, 2024	December 31, 2023	March 31, 2025
Total current assets	$ 159,564,646	$31,776,834	$61,461,299
Total assets	$ 874,164,752	$ 331,826,067	$ 856,509,285
Total current liabilities	$62,466,079	$23,326,331	$ 130,800,422
Total liabilities	$ 450,870,080	$ 167,755,991	$ 420,930,259
Total stockholders’ equity	$ 423,294,672	$ 164,070,076	$ 430,579,026

We had a net tangible book value of $1.20 per share as of March 31, 2025, our latest balance sheet date. This value was calculated using the net tangible book value of $117,172,721 as of March 31, 2025, divided by the weighted average number of outstanding shares-diluted of 97,498,923 as of March 31, 2025.

Interests of Directors, Executive Officers, and Others
We do not beneficially own any of the outstanding public warrants. The following table lists the warrants beneficially owned by our directors, named executive officers, five percent holders of our warrants and any of their respective affiliates as of June 30, 2025:

Name and Address of Beneficial Holder	Aggregate Number of Public Warrants Beneficially Owned	Percentage of Public Warrants Beneficially Owned	Aggregate Number of Private Placement Warrants Beneficially Owned	Percentage of Private Placement Warrants Beneficially Owned
Executive Officers and Directors
Jay J. Jackson	—	—%	—	—%
William H. McCauley	—	—%	—	—%
Todd Sean McNealy	—	—%	—	—%
Adam Gusky	—	—%	—	—%
Karla Radka	—	—%	—	—%
Cornelis Michiel van Katwijk	—	—%	—	—%
Thomas W. Corbett, Jr.	—	—%	—	—%
Mary Beth Schulte	—	—%	—	—%
All current directors and executive officers as a group (8 individuals)	—	—%	—	—%
5% Holders:
East Asset Management, LLC(1)	—	—%	6,621,600	74.4%
Lifebridge Holdings, LLC	—	—%	1,780,000	20.0%
Callodine Capital Management, LP	—	—%	498,400	5.6%

(1)
East Asset Management, LLC is the record holder of the private placement warrants reported herein. Trusts controlled by Terrence M. Pegula are the sole members of East Asset Management, LLC. As such, Mr. Pegula may be deemed to have or share beneficial ownership of the private placement warrants held directly by East Asset Management, LLC. Mr. Pegula disclaims any beneficial ownership of the reported private placement warrants. The business address of East Asset Management, LLC is 7777 NW Beacon Square Boulevard, Boca Raton, Florida 33487.

No such persons or entities will receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding public warrants exchanged pursuant to the Offer. None of our other directors, executive officers, five percent holders of our warrants or any of their respective affiliates are required to or have indicated that they will participate in the Offer.
During the three months ended June 30, 2025, none of the Company’s directors or officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934) adopted or terminated a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this Prospectus/Offer to Exchange.
Introduction
Abacus and Carlisle are providing the following unaudited pro forma condensed combined financial information to aid stockholders in their analysis of the financial aspects of the Carlisle Acquisition. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the unaudited consolidated balance sheet of Abacus as of September 30, 2024 with the unaudited balance sheet of Carlisle as of June 30, 2024, giving effect to the Carlisle Acquisition as if it had been consummated on September 30, 2024.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the audited consolidated statement of operations of Abacus for the year ended December 31, 2023 with the results of Carlisle for the year ended September 30, 2023 and the results of Abacus Settlements, LLC, a Delaware limited liability company (“Abacus Settlements”) for the six months ended June 30, 2023, giving effect to the Carlisle Acquisition as if it had been consummated on January 1, 2023. The results of Carlisle for the year ended September 30, 2023 were calculated as (i) the historical audited statement of operations of Carlisle for the year ended December 31, 2023; less (ii) the historical unaudited statement of operations of Carlisle for the three months ended December 31, 2023; plus (iii) the historical unaudited statement of operations of Carlisle for the three months ended December 31, 2022.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 combines the unaudited consolidated statement of operations of Abacus for the nine months ended September 30, 2024 with the results of operations of Carlisle for the nine months ended June 30, 2024, giving additional effect to the Carlisle Acquisition as if it had been consummated on January 1, 2023. The results of Carlisle for the nine months ended June 30, 2024 were calculated as (i) the unaudited statement of operations of Carlisle for the six months ended June 30, 2024; plus (ii) the historical unaudited statement of operations of Carlisle for the three months ended December 31, 2023.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are incorporated by reference into this Prospectus/Offer to Exchange:
•	The historical audited consolidated financial statements of Abacus as of and for the year ended December 31, 2023;
•	The historical unaudited consolidated financial statements of Abacus as of and for the nine months ended September 30, 2024;
•	The historical audited financial statements of Carlisle as of and for the years ended December 31, 2023 and December 31, 2022;
•	The historical unaudited financial statements of Carlisle as of and for the six months ended June 30, 2024; and
•	The historical audited consolidated financial statements of Abacus Settlements for the six months ended June 30, 2023.
The historical financial statements of Carlisle have been prepared in accordance with Luxembourg legal and regulatory requirements (“Lux GAAP”) and in its presentation and reporting currency of EURO (“EUR”). The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. dollars (“USD”).
The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere or incorporated by reference into this Prospectus/Offer to Exchange.

Description of Abacus Settlements Acquisition
On August 30, 2022, ERES entered into an Agreement and Plan of Merger, as amended on October 14, 2022 (the “Merger Agreement”), with Abacus Settlements, Longevity Market Assets, LLC, a Delaware limited liability company (“LMA”), Abacus Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Abacus Merger Sub”) and LMA Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“LMA Merger Sub” and, together with Abacus Settlements, LMA and Abacus Merger Sub, the “Merger Subs”), pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Abacus Merger Sub merged with and into Abacus Settlements, with Abacus Settlements surviving the merger as a wholly owned subsidiary of ERES (the “Abacus Merger”), and LMA Merger Sub merged with and into LMA, with LMA surviving the merger as a wholly owned subsidiary of ERES (the “LMA Merger” and, together with the Abacus Merger, the “Merger” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the closing of the Merger (the “Closing”), ERES was renamed Abacus Life, Inc.
On October 14, 2022, ERES entered into the First Amendment to the Merger Agreement with Abacus Settlements, LMA and the Merger Subs, which modified certain terms and conditions contained within the Merger Agreement.
On April 20, 2023, ERES entered into the Second Amendment to the Merger Agreement with Abacus Settlements, LMA and the Merger Subs, which modified certain terms and conditions contained within the Merger Agreement.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on June 30, 2023, the Business Combination was consummated.
Accounting for the Merger
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Abacus has been treated as the acquirer for accounting purposes, primarily due to Abacus holding majority voting interests in the combined company and Abacus issuing equity interests to effect the Carlisle Acquisition. Thus, Abacus accounts for the Carlisle Acquisition as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The assets and liabilities of Carlisle have been measured based on various preliminary estimates using assumptions that Abacus’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Carlisle Acquisition.
The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Carlisle Acquisition, which is discussed in further detail below. Amounts presented reflect the accounting for the acquisition of Carlisle by Abacus. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Carlisle Acquisition been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.
The accounting policies followed in preparing the unaudited pro forma condensed combined financial statements are those used by Abacus as set forth in the audited historical financial statements. The unaudited pro forma condensed combined financial statements reflect any material adjustments known at this time to conform Carlisle’s historical financial information to Abacus’s significant accounting policies based on Abacus’s initial review and understanding of Carlisle’s summary of significant accounting policies from the date of the acquisition. A more comprehensive comparison and assessment will occur, which may result in additional differences identified. Additionally, Abacus has included certain reclassifications for consistency in the financial statement presentation. See Note 3 for more information.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Carlisle Acquisition.
Carlisle and Abacus have not had any historical material relationship prior to the Carlisle Acquisition. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of September 30, 2024	As of June 30, 2024	As of September 30, 2024
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Combined Pro Formas
		(A)	(A)
ASSETS
Current Assets:
Cash and Cash Equivalents	$19,409,615	$5,047,188		$(13,300,000)	(C)	$(12,157,258)	(E)	$248,999,545
				250,000,000	(D)
Equity securities, at fair value	3,019,055	—						3,019,055
Investments	—	4,875,018	289,709					5,164,727
Accounts receivable	2,232,432	19,549,119						21,781,551
Accounts receivable, related party	83,498	—						83,498
Due from affiliates	1,279,099	1,722,842						3,001,941
Other receivable	—	7,334,933						7,334,933
Income tax receivables	2,702,103	—						2,702,103
Prepaid expenses and other current assets	2,070,875	—						2,070,875
Total Current Assets	30,796,677	38,529,100	289,709	236,700,000		(12,157,258)		294,158,228
Property and equipment, net	888,519	—						888,519
Intangible assets, net	24,653,141	1,304,930		117,695,070	(B)			143,653,141
Goodwill	139,930,190	—		43,433,048	(B)			183,363,238
Operating right-of-use assets	2,033,538	—						2,033,538
Life settlement policies, at cost	1,071,172	—						1,071,172
Life settlement policies, at fair value	273,249,493	—						273,249,493
Available-for-sale securities, at fair value	1,185,740	—	93,826					1,279,566
Other investments, at cost	1,850,000	4,727,042						6,577,042
Other assets	1,650,698	—						1,650,698
TOTAL ASSETS	$477,309,168	$44,561,072	$383,535	$397,828,118		$(12,157,258)		$907,924,635
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$—	$3,136,043						$3,136,043
Current portion of long-term debt, at fair value	13,730,026	2,194,843						15,924,869
Accrued expenses	2,535,277	—						2,535,277
Current operating lease liabilities	413,071	—						413,071
Line of credit	—	5,734,241						5,734,241
Contract liabilities, deposits on pending settlements	924,083	—						924,083
Accrued transaction costs	2,600,000	—		(2,600,000)	(C)			—
Income taxes payable	—	175,037	(340,256)					(165,219)
Other current liabilities	3,659,891	1,137,720						4,797,611
Total Current Liabilities	23,862,348	12,377,884	(340,256)	(2,600,000)		—		33,299,976
Long-Term debt, related party	12,157,258	—		79,864,888		(12,157,258)	(E)	79,864,888
Long-term debt, net	57,996,997	5,357,334						63,354,331
Long-term debt, at fair value, net	96,358,740	—						96,358,740
Long-term liabilities	—	5,313,508						5,313,508
Non-current operating lease liabilities	1,860,736	—						1,860,736
Deferred tax liability	12,003,461	—	95,653	24,715,965	(B)			36,815,079
Provisions for taxation	—	1,613,611						1,613,611
Warrant liability	15,130,000	—						15,130,000
TOTAL LIABILITIES	219,369,540	24,662,337	(244,603)	101,980,853		(12,157,258)		333,610,869

Please refer to the notes to the unaudited pro forma condensed combined financial information.

	As of September 30, 2024	As of June 30, 2024	As of September 30, 2024
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments	Combined Pro Formas
		(A)	(A)
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY
Preferred stock	—	133,934		(133,934)	(B)		—
Class A common stock	7,576	—		930	(B)		11,006
				2,500	(D)
Treasury stock-at cost	(12,025,137)	—					(12,025,137)
Additional paid-in capital	309,655,378	—		76,445,070	(B)		636,097,948
				249,997,500	(D)
Retained earnings / (Accumulated deficit)	(39,639,373)	19,764,801	628,138	(19,764,801)	(B)		(49,711,235)
				(10,700,000)	(C)
Accumulated other comprehensive income	32,721	—					32,721
Noncontrolling interest	(91,537)	—					(91,537)
TOTAL EQUITY	257,939,628	19,898,735	628,138	295,847,265		—	574,313,766
TOTAL LIABILITIES AND EQUITY	$477,309,168	$44,561,072	$383,535	$397,828,118		$(12,157,258)	$907,924,635

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements Of Operations And Comprehensive Income (loss)

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended June 30, 2024	For the Nine Months Ended September 30, 2024
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Combined Pro Formas
		(AA)	(AA)
Revenue:
Total Revenue	$78,711,777	$20,664,068						$99,375,845
Cost of Revenue
Total cost of Sales (excluding depreciation and amortization stated below)	7,652,412	(19,492)						7,632,920
Operating Expenses
Sales and marketing	6,651,942	—						6,651,942
General and Administrative (including stock-based compensation)	41,396,346	3,181,100						44,577,446
Loss on change in fair value of	4,036,327	—						4,036,327
Unrealized loss (gain) on	(1,220,161)	—	(109,637)					(1,329,798)
Realized gain on equity securities, at fair value	(856,744)	—						(856,744)
Depreciation and amortization expense	5,177,785	7,823,907	(47,743)	9,643,120	(BB)			22,597,069
Other external expenses	—	767,112						767,112
Other operating expenses	—	329,811						329,811
Total Operating Expenses	55,185,495	12,101,930	(157,380)	9,643,120		—		76,773,165
Operating income	15,873,870	8,581,630	157,380	(9,643,120)		—		14,969,760
Other income (expense)
Loss on change in fair value of warrant liability	(8,487,040)	—						(8,487,040)
Interest expense	(12,417,946)	(2,325,860)		(3,943,329)	(BB)	317,301	(DD)	(18,369,834)
Interest income	1,670,828	352,992						2,023,820
Other income (expense)	132,610	—						132,610
Total other (expense)	(19,101,548)	(1,972,868)	—	(3,943,329)		317,301		(24,700,444)
Net (loss) income before provision for income taxes	(3,227,678)	6,608,762	157,380	(13,586,449)		317,301		(9,730,684)
Income tax expense	2,680,855	868,716	(148,584)	(2,853,154)	(CC)	66,633	(CC)	614,466
Net (loss) income	(5,908,533)	5,740,046	305,964	(10,733,295)		250,668		(10,345,150)
Less: Net loss attributable to noncontrolling interest	(204,716)							(204,716)
Net income (loss) attributable to common stockholders	$(5,703,817)	$5,740,046	$305,964	$(10,733,295)		$250,668		$(10,140,434)
Loss per Share:
Total Basic Loss per Share	$(0.09)							$(0.10)
Total Dilutive Loss per Share	$(0.09)							$(0.10)
Weighted Average Common Shares Outstanding
Basic	66,984,401							101,284,401
Dilutive	66,984,401							101,284,401

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements Of Operations And Comprehensive Income (loss)

	For the Year Ended December 31, 2023	For the Year Ended September 30, 2023	For the Year Ended December 31, 2023
								For the Six Months Ended June 30, 2023
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Abacus Settlements Historical	Transaction Accounting Adjustments - Abacus Settlements Acquisition		Combined Pro Formas
		(AA)	(AA)
Revenue:
Total Revenue	$66,401,451	$31,767,997						$13,184,676			$111,354,124
Cost of Revenue	—	—						—
Total cost of Sales (excluding depreciation and amortization stated below)	6,490,377	43,775						9,293,303			15,827,455
Operating Expenses
Sales and marketing	4,905,747	—						—			4,905,747
General and Administrative (including stock-based compensation)	26,482,571	5,680,617	—	10,700,000	(EE)			4,848,580			47,711,768
Loss on change in fair value of debt	2,356,058	—						—			2,356,058
Unrealized loss (gain) on investments	(1,369,112)	—	299,025					—			(1,070,087)
Realized gain on equity securities, at fair value	3,409,928	—						—			3,409,928
Depreciation and amortization expense	—	422,934	(63,085)	13,412,676	(BB)			5,597	3,237	(FF)	13,781,359
Other external expenses	—	12,682,524						—			12,682,524
Other operating expenses	—	358,731						—			358,731
Total Operating Expenses	35,785,192	19,144,806	235,940	24,112,676		—		4,854,177	3,237		84,136,028
Operating income	24,125,882	12,579,416	(235,940)	(24,112,676)		—		(962,804)	(3,237)		11,390,641
Other income (expense)
Loss on change in fair value of warrant liability	(4,204,360)	—						—			(4,204,360)
Interest expense	(9,866,821)	(5,774,097)		(7,886,658)	(BB)	(317,301)	(DD)	(11,725)			(23,856,602)
Interest income	594,764	(60,214)						1,917			536,467
Other income (expense)	(146,443)	—						—			(146,443)
Total other (expense)	(13,622,860)	(5,834,311)	—	(7,886,658)		(317,301)		(9,808)	—		(27,670,938)
Net (loss) income before provision for income taxes	10,503,022	6,745,105	(235,940)	(31,999,334)		(317,301)		(972,612)	(3,237)		(16,280,297)
Income tax expense (benefit)	1,468,535	1,628,186	(315,058)	(6,719,860)	(CC)	(66,633)	(CC)	2,289	(820)		(4,003,361)
Net (loss) income	9,034,487	5,116,919	79,118	(25,279,474)		(250,668)		(974,901)	(2,417)		(12,276,936)
Less: Net loss attributable to noncontrolling interest	(482,139)	—									(482,139)
Net income (loss) attributable to common stockholders	$9,516,626	$5,116,919	$79,118	$(25,279,474)		$(250,668)		$(974,901)	$(2,417)		$(11,794,797)
Earnings (Loss) per Share:
Total Basic Earnings (Loss) per Share	$0.17										$(0.13)
Total Dilutive Earnings (Loss) per Share	$0.16										$(0.13)
Weighted Average Common Shares Outstanding
Basic	56,951,414										91,251,414
Dilutive	57,767,898										92,067,898

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.	Basis of Presentation
The pro forma adjustments have been prepared as if the Carlisle Acquisition had been consummated on September 30, 2024, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Carlisle Acquisition had been consummated on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with U.S. GAAP. Under this method, Carlisle’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for Carlisle and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The goodwill resulting from the Carlisle Acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions upon further analysis.
The pro forma adjustments represent management’s estimates based on information available as of the date of this Prospectus/Offer to Exchange and are subject to change as additional information becomes available and additional analyses are performed.
One-time direct and incremental transaction costs will be expensed as incurred under ASC 805 and are assumed to be cash settled.
Abacus has performed a preliminary review of Carlisle’s and Abacus’s accounting policies, and no material impacts are expected to be required as a result of the review performed.
2.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2024
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:
(A)
The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. The historical financial statements of Carlisle have been prepared in accordance with Lux GAAP and in its presentation and reporting currency of EUR. Lux GAAP differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Certain reclassifications were required to align Carlisle’s accounting policies to those applied by Abacus. The adjustments required to convert Carlisle’s historical balance sheet from Lux GAAP to U.S. GAAP are detailed within the notes to their historical financial statements and are applied here as disclosed.
The financial statements of Carlisle have been translated into USD for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates, which are aligned to the periods presented for Carlisle’s historical results:
•	The period end exchange rate as of June 30, 2024 of USD 1.00 to EUR 0.9333 for the unaudited pro forma condensed combined balance sheet as of September 30, 2024;
•
The average exchange rate for the period October 1, 2023 through June 30, 2024 of USD 1.00 to EUR 0.9252 for the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024;

•
The average exchange rate for the period October 1, 2022 through September 30, 2023 of USD 1.00 to EUR 0.9336 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

(B)
Reflects the purchase price allocation adjustments to record Carlisle’s assets and liabilities at estimated fair value based on the consideration conveyed. The related income statement adjustments are reflected at (BB).

The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using the statutory tax rate of 21%. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.
The following is a preliminary estimate of the assets acquired and the liabilities assumed by Abacus in the Carlisle Acquisition, reconciled to the estimated purchase consideration (amounts in millions):

Net Assets Identified	Preliminary Estimate of Fair Value (millions)
Cash and cash equivalents	$5.0
Investments	4.9
Accounts receivable	19.5
Due from affiliates	1.7
Other receivable	7.3
Intangible assets(1)	119.0
Goodwill	43.4
Other investments, at cost	4.7
Accounts payable	(3.1)
Current portion of long-term debt, at fair value	(2.2)
Line of credit	(5.7)
Other current liabilities	(1.1)
Income taxes payable	(0.2)
Long-term debt, net	(5.4)
Long-term liabilities	(5.3)
Deferred tax liability	(24.7)
Provisions for taxation	(1.6)
Total Fair Value	$156.3
Value Conveyed
Equity consideration(2)	$76.4
Debt consideration	79.9
Total Purchase Consideration	$156.3

(1)
The intangibles were primarily related to management fees of closed-end and open-end funds and performance fees of closed-end funds. The following is the breakdown of intangibles, including fair value and remaining useful life.

	Fair value	Remaining Useful Life(years)
Closed-End Funds - Management Fees	46.0	8
Closed-End Funds - Performance Fees	26.0	8
Open-Ended Funds - Management Fees	44.0	10
Trade Name	2.0	10
Internally Developed and Used Technology	1.0	5
Total Intangible assets	119.0

(2)	Equity consideration was calculated as 9.3 million Abacus shares at a total value of $76.4 million.
(C)
Reflects the impact of nonrecurring expenses related to estimated transaction costs, primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. Of this amount, transaction costs of $2.6 million had been incurred and accrued for on Abacus’s balance sheet as of September 30, 2024. The related income statement adjustment is reflected at adjustment (EE).

(D)	Reflects adjustment to record the proceeds of $250.0 million from the issuance of 25.0 million shares of common stock at the price of approximately $10.0 per share.
(E)	Reflects the repayment of the existing related party debt obligation of $12.2 million.

3.	Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months ended September 30, 2024 and for the Year ended December 31, 2023
(AA)
The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. The historical financial statements of Carlisle have been prepared in accordance with Lux GAAP and in its presentation and reporting currency of EUR. Lux GAAP differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Certain reclassifications were required to align Carlisle’s accounting policies to those applied by Abacus. The adjustments required to convert Carlisle’s historical balance sheet from Lux GAAP to U.S. GAAP are detailed within the notes to their historical financial statements and are applied here as disclosed.
The financial statements of the Carlisle have been translated into USD for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:
•
The period end exchange rate as of June 30, 2024 of USD 1.00 to EUR 0.9333 for the unaudited pro forma condensed combined balance sheet as of June 30, 2024, which are aligned to the periods presented for Carlisle’s historical results:

•	The period end exchange rate as of June 30, 2024 of USD 1.00 to EUR 0.9333 for the unaudited pro forma condensed combined balance sheet as of September 30, 2024;
•
The average exchange rate for the period October 1, 2023 through June 30, 2024 of USD 1.00 to EUR 0.9252 for the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024;

•
The average exchange rate for the period October 1, 2022 through September 30, 2023 of USD 1.00 to EUR 0.9336 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

(BB)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (B). This includes the following impacts:
(1)
Amortization expense - Reflects an increase in amortization expense related to intangible assets, calculated based on the estimated remaining useful lives of the identified assets, which are noted at adjustment (A).

(2)	Interest expense - Reflects an increase in interest expense related to the debt consideration associated with the acquisition of Carlisle, calculated using a fixed interest rate of approximately 9.9%.
(CC)	Reflects the tax impact of all pro forma adjustments for the nine months ended September 30, 2024, and for the year ended December 31, 2023, calculated using a statutory rate of 21%.
(DD)	Reflects the elimination of the historical interest expense incurred on the extinguished debt of Abacus’s existing related party debt.
(EE)
Reflects nonrecurring expense related to estimated transaction costs in the amount of $10.7 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The related balance sheet adjustment is reflected at adjustment (C).

(FF)
Reflects the incremental amortization expense related to intangibles. These intangibles include customer relationships, internally developed and used technology, and non-compete agreements, which were previously not present within Abacus Settlements’ historical financial statements and were adjusted to fair value based on the purchase price allocation. The amortization expense for intangibles was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different intangibles.

4.	Unaudited Pro Forma Net Income Per Share
Unaudited pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the pro forma weighted average number of common shares outstanding during the period, assuming the Carlisle Acquisition occurred on January 1, 2023.

Pro forma net income per share-basic and diluted (in thousands except share and per share amounts)	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Numerator
Pro forma net income allocated to common stock - basic and diluted	$(10,140,434)	$(11,794,797)
Denominator
Pro forma weighted average shares of common stock outstanding - basic	101,284,401	91,251,414
Pro forma basic earnings per share	$(0.10)	$(0.13)
Pro forma weighted average shares of common stock outstanding - diluted	101,284,401	92,067,898
Pro forma diluted earnings per share	$(0.10)	$(0.13)

MARKET INFORMATION, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS
Market Information of Common Shares and Warrants
Our common shares, public warrants and Notes are listed on the Nasdaq under the symbols “ABL,” “ABLLW,” and “ABLLL,” respectively. As of June 30, 2025, a total of 11,723,395 public warrants and 8,900,000 private placement warrants, respectively, were outstanding. The closing price of our common shares and public warrants on June 26, 2025 was $5.44 and $0.90, respectively.
The following table sets forth, for the periods indicated, the high and low sales prices per common share of and per public warrant during the last two years as reported on Nasdaq for periods subsequent to June 30, 2023 and of the common stock and public warrants of ERES for periods prior to June 30, 2023:

Quarter Ended	Low Sales Price of Common Shares	High Sales Price of Common Shares	Low Sales Price of Public Warrants	High Sales Price of Public Warrants
March 31, 2025	$6.75	$6.75	$0.94	$1.68
December 31, 2024	$7.07	$7.07	$1.00	$1.81
September 30, 2024	$8.25	$8.25	$0.46	$1.87
June 30, 2024	$8.30	$8.30	$0.26	$0.78
March 31, 2023	$8.79	$8.79	$0.41	$1.05
December 30, 2023	$5.75	$5.75	$0.26	$0.76
September 30, 2023	$5.47	$5.47	$0.20	$0.51
June 30, 2023	$9.52	$9.52	$0.07	$0.32

As of June 30, 2025, there were approximately 31 holders of record of our common shares, one holder of record of our public warrants and three holders of record of our private placement warrants. Such numbers do not include holders whose shares are held in nominee or “street name” accounts through banks, brokers or other financial institutions.
Dividends
We have not declared or paid dividends on our common stock to date. Any future determination to declare cash dividends on our common stock will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions, Delaware law, and other factors that our board of directors may deem relevant. In addition, our senior secured credit facility contains restrictions on our ability to pay dividends. We do not anticipate paying cash dividends on our common stock for the foreseeable future.
Source and Amount of Funds
Because this transaction is an offer to holders to exchange their existing warrants for our common shares, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation and the payment of cash in lieu of fractional shares, will be approximately $1.5 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.
Exchange Agent
Continental Stock Transfer & Trust Company has been appointed as the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company, or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Dealer Manager
We have retained SG Americas Securities, LLC to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.
The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of us (directly, as collateral securing other obligations, or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that the dealer manager or its affiliates own warrants during the Offer and Consent Solicitation, they may tender such warrants under the terms of the Offer and Consent Solicitation.
Information Agent
D. F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.
Fees and Expenses
The expenses of soliciting tenders of the warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone, or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.
You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent, or the information agent in connection with the Offer and Consent Solicitation. If your warrants are held through a broker, dealer, commercial bank, trust company, or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply.
Transactions and Agreements Concerning Our Securities
Other than as set forth below and (i) in the sections of this Prospectus/Offer to Exchange titled “The Offer and Consent Solicitation-Interests of Directors, Executive Officers, and Others” and “Description of Securities” (ii) the section of our annual report on Form 10-K for the year ended December 31, 2024 titled “Certain Relationships and Related Transactions, and Director Independence” (incorporated by reference from our proxy statement for the 2025 annual meeting of our stockholders), which such section is incorporated herein by reference, and (iii) as set forth in our Second Amended and Restated Certificate of Incorporation, dated July 3, 2023, as amended (the “Charter”) there are no agreements, arrangements, or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.
Neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers, or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days.
Tender and Support Agreements
Each of Andrew Storm, Avatar Securities LLC, Pinnacle Family Office Investments, LP, Greenland Master Fund LP, Kenneth K. Towery, Suzanna Towery, Kenneth B. Towery, Diametric True Alpha Enhanced Market Neutral Master Fund LP and Diametric True Alpha Market Neutral Master Fund LP, who collectively represent approximately 18% of the outstanding public warrants, and each of East Asset Management, LLC and LifeBridge Holdings, LLC, who collectively represent approximately 94% of the outstanding private placement warrants, have agreed pursuant to the Tender and Support Agreements (i) to tender their warrants (as applicable) in the Offer, and (ii) to consent to the Warrant Amendment in the Consent Solicitation. As of July 14, 2025, an additional 7% of the outstanding public warrants have been tendered and have consented to the Warrant Amendment in the Consent Solicitation.
Accordingly, if holders of an additional approximately 25% of our outstanding public warrants agree to consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
Registration Under the Exchange Act
The warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the warrants. Notwithstanding any termination of the registration of our warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our common shares.
Accounting Treatment
We will account for the exchange of warrants as a common share issuance and removal of the applicable portion of the warrant liabilities (at fair market value prior to the exchange) for no additional value. The par value of each common share issued in the Offer will be recorded as an increase in common shares, a decrease to the warrant liabilities and an increase in additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a decrease in cash and an increase in additional paid-in capital. The Offer will not modify the current accounting treatment for the unexchanged warrants.
Absence of Appraisal or Dissenters’ Rights
Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
Material U.S. Federal Income Tax Consequences
The following discussion is a summary of the material U.S. federal income tax consequences of the receipt of our common stock in exchange for our warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our warrants or common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of common stock in exchange for our warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants as a result of the Warrant Amendment or the ownership and disposition of our common stock.
This discussion is limited to holders that hold our warrants or will hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons holding our warrants or common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our warrants or common stock under the constructive sale provisions of the Code;
•	persons who hold or receive our warrants or common stock pursuant to the exercise of any employee stock option, in connection with the performance of services, or otherwise as compensation;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(1) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•
persons who have actually or constructively owned more than 5% of the total fair market value of our common stock, public warrants or private placement warrants, and persons who have actually or constructively owned warrants with a fair market value greater than 5% of the total fair market value of our common stock; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the warrants or common stock being taken into account in an applicable financial statement.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our warrants or common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our warrants or common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND CONSENT SOLICITATION AND THE

ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR WARRANTS OR OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our warrants or common stock received in exchange for warrants that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Exchange of Warrants for Common Stock
For those U.S. Holders of our warrants participating in the Offer and for any holders of our warrants subsequently exchanged for common stock pursuant to the terms of the Warrant Amendment, we intend to treat the exchange of warrants for our common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the exchange of warrants for shares of our common stock (except to the extent of any cash payment is received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in the common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for the common stock received in the exchange should include your holding period for the surrendered warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our common stock pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.” Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our common stock, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of our warrants for our common stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of our common stock described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”
Although we believe the exchange of our warrants for our common stock pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment as the issuance of our common stock to an exchanging holder having a value in excess of the warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which constructive dividend or fee may be taxable to you).
If you exchange our warrants for our common stock pursuant to the Offer or if your warrants are subsequently exchanged for our common stock pursuant to the terms of the Warrant Amendment, and if you hold

5% or more of our common stock prior to the exchange, or if you hold warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, immediately prior to the exchange, of the warrants transferred in the exchange and your tax basis, immediately prior to the exchange, in such warrants), and to maintain permanent records containing such information.
Warrants not Exchanged for Common Stock
If the Warrant Amendment is approved, we intend to treat all warrants not exchanged for common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of our warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.
Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of our warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of our warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of common stock described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”
Taxation of Distributions on our Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on our common stock, to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its common stock, and to the extent in excess of such basis, will be treated as gain realized on the sale or other disposition of such common stock and will be treated as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our common stock.”
Dividends paid to a U.S. Holder that is a taxable corporation will be taxable at regular corporate tax rates and generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock
Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock (which is expected to include the U.S. Holder’s holding period in the warrants exchanged for such common stock if the “recapitalization” treatment discussed above applies) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder in such disposition is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received and (ii) the U.S. Holder’s adjusted tax basis in its common stock exchanged therefor.
Information Reporting and Backup Withholding
Distributions with respect to our common stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of our common stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Non-U.S. Holders
As used herein, a “Non-U.S. Holder” is a beneficial owner of our warrants or common stock that is not a U.S. Holder.
Exchange of Warrants for our Common Stock
A Non-U.S. Holder’s exchange of our warrants for our common stock pursuant to the Offer or the terms of the Warrant Amendment, and the deemed exchange of warrants not exchanged for common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above with respect to U.S. Holders, except that if a Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States, such Non-U.S. Holder should not be required to make the U.S. federal income tax filings required of U.S. Holders described above solely on account of the exchange of warrants for our common stock pursuant to the Offer or the terms of the Warrant Amendment. Any cash you receive in lieu of a fractional share of our common stock pursuant to the Offer should generally be treated as gain from the sale or other taxable disposition of our common stock, which will be treated as described under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”
Taxation of Distributions on our Common Stock
In general, any distributions made to a Non-U.S. Holder with respect to our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, such dividends will be subject to withholding tax on the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides to the applicable withholding agent proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend for U.S. federal income tax purposes will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our common stock and then any remaining amount will be treated as gain realized from the sale or other disposition of our common stock, which will be treated as described under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”
Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification requirements (usually by providing an IRS Form W-8ECI to the applicable withholding agent). Instead, such dividends will generally be subject to U.S. federal income tax on a net basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of

30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock
Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of our common stock unless:
•	the Non-U.S. Holder is an individual that was present in the U.S. for 183 days or more during the taxable year of such disposition and certain other requirements are met;
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder); or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period for our common stock.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax on a net income basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming following the Offer, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period for our common stock.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock.
Exchange Agent
The depositary and exchange agent for the Offer and Consent Solicitation is:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Additional Information; Amendments
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.
We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.
Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and warrant holders should consult with personal advisors if they have questions about their financial or tax situation.
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and Brokers call: +1 (212) 257-2075
All others call toll free (U.S. only): +1 (866) 796-3441
Email: abacus@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given by us to warrant holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF SECURITIES
The following is a description of our common stock, warrants and Notes, which are the only securities of the Company registered pursuant to Section 12 of the Exchange Act. The following summary description is based on the provisions of our Charter, our Amended and Restated Bylaws (our “Bylaws”) and the applicable provisions of the Delaware General Corporation Law. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Charter and our Bylaws, which are filed as exhibits to the registration statement of which this Prospectus/Offer to Exchange is a part, and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws and the applicable provisions of the Delaware General Corporation Law for more information.
General
The following description is a summary, does not purport to be complete and is qualified in its entirety by reference to our Charter, as amended, and our Bylaws, which are filed as exhibits to the registration statement of which this Prospectus/Offer to Exchange is a part and are incorporated by reference into this Prospectus/Offer to Exchange.
Description of Common Stock (“ABL”)
We are authorized to issue up to 201,000,000 shares of capital stock, of which 200,000,000 are shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, $0.0001 par value.
The holders of our common stock are entitled to the following rights:
Voting Rights. Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.
Dividends. The holders of our common stock are entitled to receive dividends if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation. In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of our preferred stock, if any.
Rights and Preferences. Holders of our common stock have no pre-emptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, powers, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that the board of directors may authorize and issue in the future. The rights, powers, preferences and privileges of holders of our common stock are also subject to modification by amendment of our Charter or Bylaws as authorized by law.
Fully Paid and Nonassessable. All of our outstanding shares of our common stock are, and the shares of our common stock to be issued in this offering will be, fully paid and nonassessable.
Transfer Restrictions. Pursuant to the Company Support Agreement, dated as of August 30, 2022, by and among ERES, LMA, Abacus Settlements, LLC (“Legacy Abacus”) and the other parties signatory thereto, as amended (the “Company Support Agreement”) and the Sponsor Support Agreement, dated as of August 30, 2022, by and among the ERES, East Sponsor, LLC (the “Sponsor”), LMA and Legacy Abacus, as amended (the “Sponsor Support Agreement”), (a) holders of shares of common stock issued as Aggregate Merger Consideration (as defined in the Agreement and Plan of Merger between the Company and ERES, as amended) (the “Company Holders”) and (b) East Sponsor, LLC (together with the Company Holders, the “Restricted Holders”) are, in each case, subject to certain restrictions on the transfer of 85% of the shares of common stock issued to the respective Restricted Holder in connection with the closing of the Business Combination until 24 months after the closing of the Business Combination or June 30, 2025, in each case, subject to certain transfers permitted by the Company Support Agreement and the Sponsor Support Agreement, as applicable.
Each of the selling securityholders (other than Manorhaven) has executed a Share Lockup and Standstill Agreement providing that each selling securityholder will not (subject to certain customary exceptions) transfer such selling securityholders’ Shares through July 3, 2025 and that each selling securityholder will not transfer more than 15% of the Shares held on the Acquisition Closing Date within any 30-day period.
Description of the Warrants
Public Warrants (“ABLLW”)
Each public warrant will entitle the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. However, no public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if the common stock is not listed on a national security exchange at the time of any exercise of a public warrant such common stock satisfies the definition of “covered security,” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and, in such case, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption or another exemption is not available, holders will not be able to exercise their public warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the excess of the fair market value over the exercise price of the public warrants and the “fair market value” (defined subsequently) by (y) the fair market value. The “fair market value” means the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the holders of public warrants. The public warrants will expire on the fifth anniversary of the closing of the Business Combination at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
After the public warrants become exercisable, the Company may call the public warrants for redemption, in whole and not in part, as follows:
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.
Commencing 90 days after the public warrants become exercisable, the Company may redeem the outstanding public warrants, in whole and not in part, as follows:
•
at a price equal to a number of shares of common stock to be determined by reference to the table below, based on the redemption date and the fair market value (as defined above) of the common stock except as otherwise described below;

•	upon not less than 30 days’ prior written notice of redemption to each public warrant holder;
•
if, and only if, the last sale price of our common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the public warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such public warrants.

In both redemption scenarios, the Company has no obligation to notify holders of the public warrants that they have become eligible for redemption. However, in the event that the Company decides to redeem the public warrants, the Company shall fix a redemption date and must send a notice of redemption by first class mail, postage prepaid, to the registered holders of the public warrants to be redeemed not less than 30 days prior to that redemption date.
The numbers in the table below represent the “redemption prices,” or the number of shares of common stock that a public warrant holder will receive upon redemption by the Company pursuant to the above redemption feature based on the fair market value of the common stock on the corresponding redemption date and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below.

Redemption Date (period to expiration of warrants)	Fair Market Value of Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each public warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. As reflected in the table above, the Company can redeem the public warrants for no consideration in the event that the public warrants are “out of the money” (i.e., the trading price of our common stock is below the exercise price of the public warrants) and about to expire.
The right to exercise will be forfeited unless the public warrants are exercised prior to the redemption date specified in the notice of redemption. On and after the redemption date, a record holder of a public warrant will have no further rights except to receive the redemption price for such holder’s public warrant, as calculated pursuant to the above, upon surrender of such public warrant.
The redemption criteria for the Company’s public warrants have been established at a price which is intended to provide public warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the public warrant exercise price so that if the share price declines as a result of the Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the public warrants.

If the Company calls the public warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the excess of the fair market value (as defined above) over the exercise price of the public warrants and by (y) the fair market value.
The public warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, or cure, correct or supplement any defective provision of the Warrant Agreement or to add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interest of the registered holders of the warrants. The Warrant Agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders; provided that if an amendment adversely affects the private placement warrants in a different manner than the public warrants or vice versa, then the vote or written consent of the registered holders of 65% of the public warrants and 65% of the private placement warrants, voting as separate classes, is required.
The exercise price and number of shares of common stock issuable on exercise of the public warrants may be adjusted in certain circumstances including in the event of a stock split, stock dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, except as described below, the public warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the Closing at a newly issued price of less than $9.20 per share of the common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any of the aggregate of 8,625,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), that were converted into shares of the Company’s common stock in connection with the Business Combination held by the Sponsor or such affiliates, as applicable, prior to such issuance), the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price. The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the public warrant, by certified or official bank check payable to the Company, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their public warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their public warrants such that an electing public warrant holder would not be able to exercise their public warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.
No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, the number of shares of common stock to be issued to the public warrant holder will be rounded up to the nearest whole number.
Subject to applicable law, any action, proceeding or claim against us or the Company arising out of or relating in any way to the public warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants
The private placement warrants have terms and conditions that are identical to the public warrants, except that so long as they are held by the Sponsor or any of its permitted transferees the private placement warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) of the Warrant Agreement and (ii) shall not be redeemable by the Company for cash pursuant to Section 6.1 of the Warrant Agreement.
9.875% Fixed Rate Senior Notes due 2028 (“ABLLL”)
In November 2023, the Company issued 1,426,000 of its Notes for a total raise of $35,650,000, and in February 2024, issued an additional 1,000,000 Notes for a total raise of $25,000,000. On December 2, 2024, the Company issued 2,909,083 Notes with an aggregate principal amount of $72,727,075 as partial consideration for the acquisition of Carlisle Management Company S.C.A.
A summary of the terms and conditions of the Notes follows:

Title of the securities	9.875% Fixed Rate Senior Notes due 2028
Principal payable at maturity
100% of the aggregate principal amount. The outstanding principal amount of the notes will be payable on the stated maturity date at the office of the trustee, paying agent and security registrar for the notes or at such other office as we may designate.

Maturity date	The Notes will mature on November 15, 2028.
Interest rate	9.875% per annum.
Interest periods
The initial interest period is the period from and including the issue date, to, but excluding, the initial interest payment date, and the subsequent interest periods are the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Interest payment dates
Each February 15, May 15, August 15 and November 15 of each year ending on the maturity date. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest day count convention	Interest is computed on the basis of a 360-day year consisting of twelve 30-day months.
Record dates
Interest is paid to the person in whose name a note is registered at the close of business on the 15th calendar day (whether or not a business day) preceding the related date an interest payment is due with respect to such note; provided that if the notes are global notes held by DTC, the record date for such notes will be the close of business on the business day preceding the applicable interest payment date.

Ranking
The Notes are the Company’s senior unsecured obligations and will rank: (i) equal in right of payment to the Company’s other outstanding and future senior unsecured indebtedness (including the Company’s $10.5 million Amended and Restated Unsecured Senior Promissory Note, dated as of July 5, 2023); (ii) senior to any of the Company’s existing and future indebtedness that expressly provides it is subordinated to the notes; (iii) effectively subordinated to all of the Company’s existing and future secured indebtedness (including indebtedness that is initially unsecured to which the Company subsequently grants security), to the extent of the value of the assets securing such indebtedness (including the Company’s $150 million senior secured credit facility dated as of December 10, 2024 (the “SSCF”)); and (iv) structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries (including the guarantees by the Company’s subsidiaries of the SSCF).

Change of control offer to repurchase
If the Company is subject to a Change of Control Repurchase Event (as defined in our Registration Statement on Form S-3, filed with the SEC on January 16, 2025), each holder of the Notes may require the Company to purchase all or a portion of such holder’s notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

Repayment at holder’s option	The notes are subject to repayment at the option of the holder at any time prior to the maturity date, except as set forth in our Registration Statement on Form S-3, filed with the

SEC on January 16, 2025, under the section titled “Description of the Notes-Offer to Repurchase Upon a Change of Control Repurchase Event” and will not be entitled to any sinking fund.
Events of default
Events of default include defaults in payment of principal or interest on the Notes, breach of a Note covenant, defaults in payment of debt of over $10 million, and bankruptcy or insolvency. Either the trustee or the holders of 25% of the principal amount of Notes outstanding can generally declare the Notes payable following an event of default. Subject to certain conditions, this declaration may be annulled by the holders of a majority in the principal amount of the Notes. In addition, the holders of a majority in principal amount of notes of all affected series (voting as one class except in the case of events of default regarding a default in any principal, premium or interest payment or deposit of any sinking fund, as to which each series so affected will vote as a separate class) may waive any past default with respect to the notes of such series.

Modification
The Company may amend the indenture in a manner that does not adversely affect the holders in any material respect. The consent of the holders of a majority of the principal amount of Notes outstanding is required to otherwise amend the indenture; provided that certain amendments require the consent of each affected Note holder, including changing the maturity or interest payments dates and reducing the amount of Notes the holders of which are required for indenture amendments or waivers.

Indenture and trustee
The Notes are issued under the indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee, as supplemented by a supplemental indentures relating to the issuance of the notes.

Governing law	The Notes are to be governed by and construed in accordance with the laws of the State of New York.

Certain Provisions of Delaware Law and of the Company’s Charter and Bylaws
Exclusive Forum. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Charter or Bylaws, or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; and subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, these provisions shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation, under certain circumstances, from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.
Section 203 defines an interested stockholder as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Section 203 defines a business combination to include: (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary and the interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation which is owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 is not applicable when:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (a) those shares owned by persons who are directors and also officers and (b) those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 262 of the Delaware General Corporation Law. Under Section 262 of the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Section 327 of the Delaware General Corporation Law. Under Section 327 of the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.
Charter and Bylaw Provisions that Delay, Defer or Prevent a Change of Control. The Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Company’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Charter provides that the Company’s board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.

Stockholder Action; Special Meetings of Stockholders
The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Charter and the Bylaws. Further, the Charter provides that only the Chairman of the Company’s board of directors, a majority of the board of directors or the Chief Executive Officer of the Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Bylaws includes an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Company’s board of directors, (b) otherwise properly brought before the meeting by the board of directors, or (c) otherwise properly brought before the meeting by any stockholder present in person (x) who was a stockholder of record entitled to vote at such annual meeting on the date on which notice of the meeting was given pursuant to the Bylaws and on the record date for the determination of stockholders entitled vote at such meeting and (y) who complies with the notice procedures set forth in the Bylaws, or properly makes such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder and complies with requirements of such rules for inclusion of the proposal in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice thereof in proper written form to the secretary and the proposed business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary of the Company at the executive offices of the Company not later than close of business on the 90th day nor earlier than the opening of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than close of business on the 120th day before the annual meeting or, if later, not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made.
Stockholders at an annual meeting or special meeting may only consider proposals or nominations “properly brought” before such meeting by the Company’s board of directors or stockholders pursuant to the requirements described above. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
The provisions of our Charter may be amended with a stockholder vote. The Bylaws may be amended or repealed by the affirmative vote of (a) a majority of the Company’s board of directors or (b) holders of a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, amendment or repeal of Article VIII of the Bylaws, regarding indemnification of officers, directors and other persons, requires at least 66.7% of the voting power of all of the then outstanding shares.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
Listing of Securities
Our common shares, public warrants and Notes are listed on the Nasdaq under the symbols “ABL,” “ABLLW,” and “ABLLL,” respectively.

LEGAL MATTERS
The validity of the common shares covered by this Prospectus/Offer to Exchange has been passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Alston & Bird LLP, New York, New York.
EXPERTS
The audited consolidated financial statements for Abacus Global Management, Inc. incorporated by reference in this Prospectus/Offer to Exchange and Registration Statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited financial statements for Abacus Settlements, LLC incorporated by reference in this Prospectus/Offer to Exchange and Registration Statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, an independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The annual accounts of Carlisle Management Company S.C.A. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG Audit S.à r.l., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG Audit S.à r.l.’s audit report refers to the fact that the annual accounts were prepared in order to comply with SEC requirements and that the Luxembourg legal and regulatory requirements for the preparation of annual accounts differ from US Generally Accepted Accounting Principles.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy, and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
We also maintain a website at https://abacusgm.com through which you can access our filings with the SEC. Information contained on our website is not a part of this Prospectus/Offer to Exchange, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.
This Prospectus/Offer to Exchange and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement or the exhibits. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this Prospectus/Offer to Exchange or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation of Certain Information By Reference
The SEC’s rules allow us to “incorporate by reference” information into this Prospectus/Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offer to Exchange, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this Prospectus/Offer to Exchange or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus/Offer to Exchange to the extent that a statement contained in this Prospectus/Offer to Exchange or a subsequently filed document incorporated by reference modifies or replaces that statement.

This Prospectus/Offer to Exchange and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025 (including the portions of our Definitive Proxy Statement on Schedule 14, filed with the SEC on April 28, 2025 incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025;
•	our Current Reports on Form 8-K filed with the SEC on March 5, 2025, March 24, 2025, March 31, 2025, April 2, 2025, May 12, 2025 and June 13, 2025; and
•
the description of our securities contained in Exhibit 4.11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025, including any further amendment or report filed for the purposes of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the Expiration Date, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Prospectus/Offer to Exchange and deemed to be part of this Prospectus/Offer to Exchange from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this Prospectus/Offer to Exchange by writing or telephoning us at the following address:
Abacus Global Management, Inc.
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
Attention: ABL Investor Relations
ir@abacusgm.com
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this Prospectus/Offer to Exchange or any accompanying prospectus supplement.

INDEX TO FINANCIAL STATEMENTS
Carlisle Management Company S.C.A.

Independent Auditors’ Report
To the Board of Managers of the General Partner of
Carlisle Management Company S.C.A.
9, rue Sainte Zithe
L-2763 Luxembourg
Report on the Audit of the Annual Accounts
Opinion
We have audited the accompanying annual accounts of Carlisle Management Company S.C.A. (the Company), which comprise the balance sheets as of December 31, 2023 and 2022, and the related profit and loss accounts, statements of changes in capital and reserves, and statements of cash flows for the years then ended, and the related notes, which as described in note 2 to the annual accounts, have been prepared on the basis of Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg.
In our opinion, the accompanying annual accounts present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the annual accounts section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matters
As discussed in Note 2 and 20, these annual accounts have been prepared by the Board of Managers of the General Partner in order to comply with the requirements of the U.S. Securities and Exchange Commission.
As discussed in Notes 2 and 20 to these annual accounts, the Board of Managers of the General Partner prepares its annual accounts in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg which differ from the U.S. generally accepted accounting principles.
Our opinion is not modified with respect to these matters.
Responsibilities of the Board of Managers of the General Partner for the Annual Accounts
The Board of Managers of the General Partner is responsible for the preparation and fair presentation of annual accounts in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of annual accounts that are free from material misstatement, whether due to fraud or error.
In preparing the annual accounts, the Board of Managers of the General Partner is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the annual accounts are issued.
Auditors’ Responsibilities for the Audit of the Annual Accounts
Our objectives are to obtain reasonable assurance about whether the annual accounts as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the annual accounts.
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the annual accounts, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the annual accounts.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances6, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by the Board of Managers of the General Partner, as well as evaluate the overall presentation of the annual accounts.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
/s/ KPMG Audit S.à r.l.
City of Luxembourg
Luxembourg
October 18, 2024

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Balance sheet for the year ended 31 December 2023
(expressed in EUR)

ASSETS	Note	2023	2022
C. Fixed assets		6,123,364	4,528,651
I. Intangible assets
2. Concessions, patents, licenses, trademarks and similar rights and assets, if they were
a) acquired for valuable consideration and need to be amortized	3	1,689,145	88,343
II. Tangible assets
3. Other fixtures and fittings, tools and equipment	4	1,740	8,340
III. Financial assets	5
5. Investments held as fixed assets		4,432,479	4,431,968
D. Current assets		31,510,493	23,286,732
II. Debtors
1. Trade debtors
1. a) becoming due and payable within one year	6	6,235,561	5,737,070
1. b) becoming due and payable after more than one year	6	12,790,612	9,660,369
3. Amounts owed by undertakings with which the undertaking is linked by virtue of participating interests
3. a) becoming due and payable within one year	6	1,162,129	1,466
4. Other debtors
4. a) becoming due and payable within one year	6	5,136,813	1,602,056
III. Investments
3. Other investments	7	3,268,839	—
IV. Cash at bank and in hand	8	2,916,539	6,285,771
E. Prepayments		—	60,889
TOTAL ASSETS		37,633,857	27,876,272

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Balance sheet for the year ended 31 December 2023
(expressed in EUR)

CAPITAL, RESERVES AND LIABILITIES	Note	2023	2022
A. Capital and reserves	9	16,794,995	11,433,261
I. Subscribed capital		125,000	125,000
IV. Reserves
1. Legal Reserve		12,500	12,500
4. Other reserves, including the fair value reserve
a) other available reserves		3,324,000	—
b) other non- available reserves		894,438	586,913
V. Profit or loss brought forward		6,585,602	4,111,099
VI. Profit or loss for the financial year		5,853,455	9,286,707
VII. Interim dividends		—	(2,688,958)
B. Provisions	10	2,130,093	1,958,606
2. Provisions for taxation		2,130,093	1,958,606
C. Creditors	11	18,708,768	14,484,405
1. Debenture loans
a) Convertible loans
i) becoming due and payable within one year		1,035,640	1,016,293
ii) becoming due and payable after more than one year		5,000,000	5,000,000
2. Amounts owed to credit institutions
a) becoming due and payable within one year		3,679,936	—
4. Trade creditors
4.a) becoming due and payable within one year		3,197,558	3,653,180
4.b) becoming due and payable after one year		4,850,656	3,614,255
8. Other creditors
a) Tax authorities		107,743	212,656
c) Other creditors
8.c) i) becoming due and payable within one year		837,235	988,021
TOTAL CAPITAL, RESERVES AND LIABILITIES		37,633,857	27,876,272

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Profit and loss account for the year ended 31 December 2023
(expressed in EUR)

PROFIT AND LOSS ACCOUNT	Note	2023	2022
1. Net turnover	12	29,672,220	35,437,661
5. Raw materials and consumables and other external expenses		(12,402,296)	(13,725,156)
a) Raw materials and consumables		(33,322)	(37,267)
b) Other external expenses	13	(12,368,974)	(13,687,889)
6. Staff costs	14	(5,071,921)	(6,000,783)
a) Wages and salaries		(4,802,991)	(5,731,814)
b) Social security costs
ii) other social security costs		(268,930)	(268,969)
7. Value adjustments		(614,827)	(75,272)
a) in respect of formation expenses and of tangible and intangible fixed assets		(614,827)	(75,272)
8. Other operating expenses	16	(386,156)	(297,658)
11. Other interest receivable and similar income		29,354	348,549
b) other interest and similar income		29,354	348,549
14. Interest payable and similar expenses		(4,419,948)	(4,541,006)
b) other interest and similar expenses		(4,419,948)	(4,541,006)
15. Tax on profit or loss	17	(866,182)	(1,275,622)
16. Profit or loss after taxation		5,940,244	9,870,713
17. Other taxes not shown under items 1 to 16		(86,789)	(584,006)
18. Profit or loss for the financial year		5,853,455	9,286,707

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Statement of cash flow for the year ended 31 December 2023
(expressed in EUR)

	2023	2022
Operating activities
Profit after tax	5,940,244	9,870,713
Working capital adjustment
Decrease/(increase) in trade and other receivables	(8,324,153)	(4,971,614)
Decrease/(increase) in prepayment	60,889	(60,889)
(Decrease)/increase in trade and other payables	525,080	58,352
Amortization and Depreciation	614,827	75,272
Other taxes paid	(86,789)	(584,006)
(Decrease)/increase in tax accrual	171,487	635,641
Net cash flow (used in) from operating activities	(1,098,415)	5,023,469
Investing activities
Acquisition of shares in funds	(17,832)	(2,554,649)
Disposal of shares in funds	17,321	2,550,205
Purchase of assets	(2,209,029)	—
Acquisition bonds portfolio	(3,268,839)	—
Net cash flow (used in) from investing activities	(5,478,379)	(4,444)
Financing activities
Dividend payments	(491,722)	(3,579,461)
(Decrease)/increase in interest payables	57,284	(166,146)
(Decrease)/increase in loan received	3,642,000
Net cash flow (used in) from financing activities	3,207,562	(3,745,607)
Net (decrease)/increase in cash and cash equivalents	(3,369,232)	1,273,418
Cash and cash equivalents at the beginning of the year	6,286,771	5,013,353
Cash and cash equivalents at the end of the year	2,917,539	6,286,771

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Statement of change in capital and reserves for the year ended 31 December 2023
(expressed in EUR)

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial year	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261
Movements for the year	—	—	3,631,525	(3,631,525)	—	—	—
Allocation of prior year's result	—	—		9,286,707	(9,286,707)	—	—
Dividend 2022	—	—		(3,180,679)	—	—	(3,180,679)
Interim dividends 2022	—	—		—	—	2,688,958	2,688,958
Result of the year	—	—		—	5,853,455	—	5,853,455
As at 31 December 2023	125,000	12,500	4,218,438	6,585,602	5,853,455	—	16,794,995

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial year	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2021	125,000	12,500	434,788	1,779,397	5,445,207	(2,070,878)	5,726,014
Movements for the year	—	—	152,125	(152,125)	—	—	—
Allocation of prior year's result	—	—	—	5,445,207	(5,445,207)	—	—
Interim dividend 2021	—	—	—	(2,070,878)	—	2,070,878	—
Dividend 2021	—	—	—	(890,502)	—	—	(890,502)
Interim dividends 2022	—	—	—	—		(2,688,958)	(2,688,958)
Result of the year	—	—	—	—	9,286,707	—	9,286,707
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
Note 1: General information
Carlisle Management Company S.C.A. was incorporated on 30 December 2008 and organised under the laws of Luxembourg as a Société en commandite par actions for an unlimited period. The registered office of the Company is established in 9, rue Sainte Zithe, L-2763 Luxembourg.
The Company's financial year starts on 1 January and ends on 31 December of each year.
The General Partner of the Company is Carlisle Investment Group S. à r.l., domiciled in Luxembourg. The Company is a Management Company under Chapter 16 of the Law of December 17, 2010 (as amended) on Undertakings for Collective Investment. The purpose of the Company is the collective portfolio management of one or several Luxembourg specialized investment funds. The Company may undertake any activity in Luxembourg and abroad relating to the investment management, administration and marketing of the funds.
The Company is registered as an AIFM under the Alternative Investment Fund Managers law of July 12, 2013, as amended, and as such manages the following funds:
•	Luxembourg Life Fund FCP SIF
•	Long Term Growth Fund SICAV RAIF
•	Luxembourg Life Fund II FCP RAIF
Note 2: Summary of significant accounting policies
2.1 Basis of preparation
The annual accounts have been prepared on a going concern basis and in accordance with Luxembourg legal and regulatory requirements under the historical cost convention. Accounting policies and valuation rules are, besides the ones laid down by the Law of 19 December 2002 (as amended), determined and applied by the General Partner.
The preparation of the annual accounts requires the use of certain critical accounting estimates. It also requires the General Partner to exercise its judgement in the process of applying the accounting policies. Changes in assumptions may have a significant impact on the annual accounts in the period in which the assumptions changed. Management believes that the underlying assumptions are appropriate and that the annual accounts therefore present the financial position and results fairly.
The amount allocated to the reserve for net wealth tax which were shown as available reserve in the balance sheet as at December 31, 2022 have been reclassified to non-available reserve to ensure the comparability with the figures as at December 31, 2023.
2.2 Additional statements and notes
Based on article 26 (1) of the Law of 19 December 2002 (as amended), the General Partner has chosen to include two other statements, the Cash flow statement and the Statement of changes in capital and reserves, as well as related notes and disclosures within these annual accounts. This also includes Note 20 “Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)” that has been prepared in order to comply with the guidance set out in Item 17 to the SEC's Form 20-F.
The layout and captions of Balance sheet and Profit and loss account are fully prescribed by legal requirements for Lux GAAP.
There are no other sources of comprehensive income.
2.3 Statement of changes in capital and reserves
The Statement of changes in capital and reserves shows the movement of the Subscribed Capital as well as the Reserves for the Company regarding the years ending December 31, 2022 and December 31, 2023.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
2.4 Cash Flow Statement
For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The cash flows of the Company are prepared by using the indirect method.
2.5 Foreign currency translation
The Company's capital is expressed in EUR, rounded to the nearest EUR, and its accounting records are maintained in this currency.
Income and expenses expressed in currencies other than the reference currency are converted at the rate applicable on the transaction date.
Cash at bank and in hand is translated at the exchange rate effective at each reporting date and at the balance sheet date. Exchange losses and gains are recorded in the profit and loss account of the year.
Other assets and liabilities expressed in currencies other than EUR are translated into EUR at the exchange rate applicable on the acquisition date. At the balance sheet date, these assets remain recorded at historical exchange rates.
2.6 Intangible and tangible assets
Intangible and tangible assets are valued at purchase price including the expenses incidental thereto or at production cost, less cumulative depreciation amounts written off and value adjustments. These value adjustments are booked in case of permanent impairment in the value and are not continued if the reasons for which the value adjustments were made have ceased to apply. Amortisations are calculated on a straight-line basis over the estimated useful economic life.
2.7 Financial fixed assets
Shares in affiliated undertakings/participating interest/loan to these undertakings/securities held as fixed assets/other loans are valued at purchase price/nominal value (loans and claims) including the expenses incidental thereto.
In the case of durable depreciation in the value according to the General Partner, the value adjustments are made in respect of fixed assets, so that they are valued at the lowest figure to be attributed to them at the balance sheet date. These value adjustments are not continued if the reasons for which the value adjustments were made ceased to apply.
2.8 Debtors
Debts are valued at their nominal value. They are subject to value adjustments where their recovery is compromised. These value adjustments are not continued if the reasons for which the value adjustments were made have ceased to apply.
2.9 Other investments
Listed bonds are valued at the market value on the acquisition date, brokerage fees and subsequently accrued interest are booked in the profit and loss account.
2.10 Provisions
Provisions for taxation corresponding to the tax liability estimated by the Company for the financial years for which the tax return has not yet been filed are recorded under the caption “Provisions for taxation”. The advance payments are shown in the assets of the balance sheet under the “Other debtors” item.
2.11 Creditors
Payables are recorded at their reimbursement value.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
2.12 Deferred income
This liability includes income received during the accounting year that relates to a subsequent financial year.
2.13 Net turnover
Investment management and performance fees receivable are accrued on a monthly and quarterly basis and received monthly and quarterly in arrears respectively. Performance fees are accrued once the required hurdle rate has been achieved and will be received in line with the rules set out in the Private Placement Memorandum of the Funds.
Note 3: Intangible assets
Intangible assets consist of distribution rights and costs associated with projects that have a benefit to the Company for a period longer than one year which are capitalized and amortised as such.

	2023	2022
Gross book value - opening balance	430,492	430,492
Additions	2,209,029	—
Accumulated amortization - opening balance	(342,149)	(275,006)
Charge for the year	(608,227)	(67,143)
Accumulated amortization - closing balance	(950,376)	(342,149)
Net book value - opening balance	88,343	155,486
Net book value - closing balance	1,689,145	88,343

Intangible assets other than distribution rights are amortized over a period of 5 years which approximates their useful life, distribution rights are amortized over a period of 2.5 years which approximates their useful life.
The asset acquired during the period consisted of distribution rights held by a distributor.
Note 4: Tangible assets
Tangible assets include other fixtures, fittings, tools and equipment. The movements for the year are as follows:

	2023	2022
Gross book value - opening balance	96,599	96,599
Accumulated depreciation - opening balance	(88,259)	(80,130)
Charge of the year	(6,600)	(8,129)
Accumulated depreciation - closing balance	(94,859)	(88,259)
Net book value - opening balance	8,340	16,469
Net book value - closing balance	1,740	8,340

The Tangible assets are amortized over a period of 10 years which approximates their useful life.
Note 5: Financial fixed assets
The financial fixed assets include investments held in the following related investment funds:
•	Luxembourg Life Fund - Long Term Growth Fund 2021
•	Luxembourg Life Fund - Absolute Return Fund I
•	Luxembourg Life Fund II - Absolute Return Fund II
•	Luxembourg Life Fund II - Absolute Return Fund III
•	Luxembourg Life Fund II - Absolute Return Fund IV

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
The movements for Investment held as fixed assets for the year are as follows:

	2023	2022
Gross book value - opening balance	4,431,968	4,427,524
Additions	17,832	2,554,649
Disposals	(17,321)	(2,550,205)
Gross book value - closing balance	4,432,479	4,431,968
Impairment	—	—
Net book value - closing balance	4,432,479	4,431,968

As of 31 December 2023, the Board of Managers has concluded that the current decline in value in any individual investments is temporary in nature therefore no impairment was recorded. The estimated market value was EUR 4,462,168.
Note 6: Debtors

	2023	2022
Trade debtors	19,026,173	15,397,439
- Luxembourg Life Fund - Long Term Growth Fund	336,726	476,910
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	1,952,191
- Long Term Growth Fund -compartment A	23,908	—
- Long Term Growth Fund - Air Life Fund II - Lux	24,482	—
- Luxembourg Life Fund - Absolute Return Fund I	11,716,531	8,534,770
- Luxembourg Life Fund II - Absolute Return Fund II	1,762,087	1,780,510
- Luxembourg Life Fund II - Absolute Return Fund III	2,387,694	2,500,392
- Luxembourg Life Fund II - Absolute Return Fund IV	81,774	61,915
- Others	—	90,751
Amounts owed by undertakings by virtue of participating interest	1,162,129	1,466
Other debtors	5,136,813	1,602,056
- Advances to Direct Tax Authorities (ACD)	1,316,632	1,590,048
- Shareholders advances	3,641,000	—
- Miscellaneous receivables	179,181	12,008
Total	25,325,115	17,000,961

The advances and loans granted to the shareholders of the Company amounted to EUR 3,641,000 as at 31 December 2023 (2022: nil) are shown in in the caption other debtors.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
Receivable from tax authorities are composed of advance for Municipal Business Tax amounting to EUR 354,632 (2022 EUR 428,648) and advance for Corporate income tax amounting to EUR 962,000 (2022: 1,161,400).

31 December 2023 Trade debtors	Due within one year	Due after more than one year
- Luxembourg Life Fund - Long Term Growth Fund	336,726	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	—
- Long Term Growth Fund Compartment A	23,908	—
- Long Term Growth Fund - Air Life Fund II - Lux	21,618	2,865
- Luxembourg Life Fund - Absolute Return Fund I	873,796	10,842,735
- Luxembourg Life Fund II - Absolute Return Fund II	807,327	954,760
- Luxembourg Life Fund II - Absolute Return Fund III	1,397,441	990,252
- Luxembourg Life Fund II - Absolute Return Fund IV	81,774	—
Total	6,235,561	12,790,612

The Company receives performance fees that are due from the closed end Funds when they are actually paid which is expected to be in more than one year. This amounted to EUR 12,790,612 (2022: EUR 9,660,369). This amount consisted of the full amount of Trade Debtors becoming due and payable after more than one year.

2022 Trade debtors	Due within one year	Due after more than one year
Luxembourg Life Fund - Long Term Growth Fund	476,910	—
Luxembourg Life Fund - Long Term Growth Fund 2021	1,952,191	—
Long Term Growth Fund - A	—	—
Long Term Growth Fund - Air Life Fund II - Lux	—	—
Luxembourg Life Fund - Absolute Return Fund I	885,489	7,649,281
Luxembourg Life Fund II - Absolute Return Fund II	831,715	948,795
Luxembourg Life Fund II - Absolute Return Fund III	1,510,137	990,255
Luxembourg Life Fund II - Absolute Return Fund IV	61,915	—
Other debtors	18,714	72,037
Total	5,737,070	9,660,369

Note 7: Other Investments
Other investments are composed of premium listed corporate bonds, accrued interest amounting to EUR 47,391 (2022: Nil) are shown in the caption Other debtors.
Note 8: Cash at Bank and in hand
This caption includes a guarantee amounting to EUR 114,595 (2022: 75,794) which is used as a rent deposit and considered restricted cash.
Note 9: Capital and Reserves
9.1 Subscribed Capital
As at 31 December 2023, 31 December 2022 and 1 January 2022
The share capital of the Company is set at one hundred twenty-five thousand euros (EUR 125,000) fully paid represented by:
•	One thousand (1,000) General Partner’s Shares with a nominal value of (1) euro each which participate fully in the profits of the Company;

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
•	One hundred eleven thousand four hundred ninety-seven (111,497) Ordinary Shares with a nominal value of one (1) euro each which participate fully in the profits of the Company;
•	Three (3) Cumulative Preferred Shares with a nominal value of one (1) euro each which receive a cumulative preferred return in an amount determined by the General Partner; and
•
Twelve thousand five hundred (12,500) Preferred Shares with a nominal value of one (1) euro each which receive a 16% share of gross revenues on an annual basis which is netted against with the receipts of the CoCo Bonds and participate 40% in the capital in the event of an Exit Event as governed by the Shareholders Agreement.

9.2 Legal Reserve
Under Luxembourg law, the Company is required to transfer 5% of its annual net profit to a reserve account from which no distribution must be made. This requirement is fully satisfied when the reserve has reached 10% of the Company’s subscribed Capital. The Company has met the required reserve.
9.3 Other available reserve
The available reserve is composed of the cumulative preferred return payable to the holders of the Cumulative Preferred Shares.
Note 10: Provisions
Tax provisions are composed of Provisions for corporate income tax, provisions for municipal business tax and provision for net wealth tax.

	2023	2022
Tax provision 2022	1,266,619	691,987
Tax provision 2023	863,474	1,266,619
Total	2,130,093	1,958,606

Note 11: Creditors

	Within one year	After more than one year	2023	2022
Convertible debenture loans	1,035,640	5,000,000	6,035,640	6,016,293
Amounts owed to credit institutions	3,679,936	—	3,679,936	—
Trade creditors	3,242,983	4,850,656	8,093,639	7,267,435
Other creditors	791,810	—	791,810	988,021
Tax authorities	107,743	—	107,743	212,656
Total	8,858,112	9,850,656	18,708,768	14,484,405

11.1 Convertible debenture loans
The Company issued 5,000,000 (five million) contingent convertible debenture (“CoCo”) bonds with a par value of EUR 1 (one EUR) on 2 May 2019. The bonds have an interest rate equal to 16% (sixteen percent) of the gross revenues, payable on a quarterly basis and are in registered form. The first interest payment date was 31 March 2019. The maturity date falls twenty five (25) years after the first issue date. In case of Conversion Event triggered by an Exit, the holder will have five (5) Business Days upon receipt of a Conversion Notice to inform the Company in accordance with the provisions of clause 15 whether it wishes to exercise its right to convert to CoCo Bonds into the Conversion Shares or not. For the avoidance of doubt, the Holder will have no such option in any other Conversion Event. The CoCo Bonds are transferable only in accordance with the terms and subject to the conditions of the Shareholder Agreements. The CoCo Bonds constitute unsecured and subordinated obligations of the Company, ranking pari passu among themselves and pari passu with all other subordinated debts of the Company.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
11.2 Amounts owed to credit institutions
Amounts owed to credit institutions consist in a short term loan amounting to EUR 3,642,000 (2022: EUR nil) and accrued interest thereon amounting to EUR 37,936 (2022: EUR nil). This loan is secured by the portfolio of bonds with a value of EUR 3,268,839 and EUR 526,250 cash deposit. The loan is a 3 month bearing interest at the market rates.
11.3 Other
Trade creditors consist mainly of amounts payable to suppliers and introducers of the Luxembourg Life Fund and Luxembourg Life Fund II and amount to EUR 8,093,639 (2022: EUR 7,267,435).
Other creditors consist mainly dividends payable.
Note 12: Net Turnover
Net turnover consists of revenue from management fees and performance fees

	2023	2022
Management Fees	26,294,468	28,359,399
Net change in Unrealised foreign exchange gain on Management Fees	—	3,006,587
Performance Fees	3,377,752	4,031,068
Net change in Unrealised foreign exchange gain on Performance Fees	—	15,483
Redemption Fees	—	3,603
Marketing Advisory Fees	—	21,521
Total	29,672,220	35,437,661

The Company receives management fees for the management of the Funds. The management fee is based on the Net Asset Value of the funds and varies from 0.25% to 2.00%.
Performance fees are calculated based on the performance of the individual share classes of the funds. A hurdle rate of 6% or 8% is used for the calculation of performance fees, depending on the specific fund.
Note 13: Other external expenses
Other external charges are presented as follows:

	2023	2022
Retrocessions fees	9,172,492	10,545,338
Net change in Unrealised foreign exchange loss on Retrocession fees	—	1,196,392
Commissions and professional fees	1,662,796	675,649
Other Charges	1,322,857	1,187,449
Audit fees	210,829	83,061
Total	12,368,974	13,687,889

The Company has entered into agreements with various parties to introduce new investors into the funds. The Company has agreed by way of agreement to share a portion of its management and performance fees with these introducers as retrocession fees.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
Note 14: Staff
Staff costs are as follows:

	2023	2022
Salaries and wages	4,802,991	5,731,814
Social security on salaries and wages	247,263	248,535
Supplementary social security bonuses and others	21,667	20,434
Total	5,071,921	6,000,783

The average number of staff during the financial year is as follows:

Category	2023	2022
Employees	19	17
Management	3	3
Total	22	20

Note 15: Emoluments granted to the members of the Management and Supervisory Bodies and commitments arising from or entered in respect of retirement pensions for former members of those bodies.
The emoluments paid to the members of the Management are included in the staff costs presented in the profit and loss account.
The emoluments granted to the members of the Supervisory Board amount to EUR 84,000 (2022: EUR 72,000) and are included in the external expenses in the profit and loss account.
There is no commitment arising from or entered in respect of retirement pensions for former members of Management and/ or Supervisory Board in that capacity of the Company.
Note 16: Other operating expenses
Other operating expenses are mainly composed of:

	2023	2022
Software Licenses	130,277	119,044
Non-Deductible VAT	256,350	178,614
Others	(471)	—
Total	386,156	297,658

Note 17: Tax on Profit or Loss
A provision of EUR 630,638 (2022: EUR 924,671) for Corporate Income Tax and EUR 232,837 (2022: EUR 341,948) for Municipal Business Tax was recorded during the year ended 31 December 2023.The applicable rates (statutory and effective) on the taxable profit are 18.19% (2022: 18.19%) for Corporate Income Tax and 6.75% (2022: 6.75%) for Municipal Business Tax.

	2023	2022
Corporate Income Tax (CIT)	630,638	924,671
Municipal Business Tax (MBT)	232,837	341,948
CIT and MBT from previous years	2,707	9,003
Total	866,182	1,275,622

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
Note 18: Related Party Transactions
On 2 May 2019, the Company issued the CoCo Bonds described in note 11.1, these bonds were subscribed by Carlisle Acquisition Vehicle LLC. The interest paid during the year amounted to EUR 4,216,835 (2022: EUR 4,541,006).
Due to this, on 13 March 2019, the Company entered into an introduction agreement and a marketing advisory agreement with a company (the “Related Distributor”) directly related to the Company’s main shareholder. The Related Distributor will receive retrocession fees and a marketing fees related to these investments into the Long Term Growth Fund, the Absolute Return Fund II, the Absolute Return Fund III, the Absolute Return Fund IV and Short-Term Monetization placed from this account.
Note 19: Subsequent event
During the year 2024, the shareholders of Carlisle Management entered into an agreement to sell 100% of the shares of the Company to Abacus Life, Inc. (“Abacus”) (NASDAQ: ABL), a leading buyer of life insurance policies and vertically integrated alternative asset manager specializing in specialty insurance products. The transaction will provide a myriad of potential opportunities and synergies that will be available to the funds managed by the Company, the Company, its shareholders, and employees. This transaction is subject to the approval by the CSSF.
Note 20: Principal Differences and Reconciliation between Lux GAAP and U.S. GAAP
The following information is provided following the guidance set out in Item 17 to the SEC's Form 20-F, which establishes the requirements for reconciliations between another comprehensive basis of accounting and US GAAP. The item 17 reconciliation footnote starts with the Lux GAAP financial statements, which together with the subsequent application of consolidation principles and preparation of the cash flow statements are deemed to be a comprehensive basis of accounting.
The principal differences between Lux GAAP and U.S. GAAP that affect the profit and loss account and capital and reserves of the Company relate to the accounting treatment of the following items:
Fair value of available for sale debt securities
The Company accounts for its debt securities on a cost basis. Under U.S. GAAP, ASC 320 Investments-Debt Securities, investments where management does not have the positive intent and ability to hold the securities to maturity are accounted for on a fair value basis, and classified as Available for Sales (“AFS”) with fair value changes going through Other Comprehensive Income (“OCI”).
Fair value of investments in the funds
The Company accounts for its investments held in the Funds on a cost basis. Under U.S. GAAP, ASC 321 Investments - Equity Securities, these investments are accounted for under a fair value model using Net Asset Value (“NAV”) as a practical expedient with changes going through net income.
Capitalized reorganization costs
The Company accounts for its reorganization costs as intangible assets and are being amortized over a period of 5 years. Under US GAAP, ASC 350 Intangibles-Goodwill and Other, such expenses do not meet the criteria for capitalization and are expensed to the profit and loss as incurred.
Income taxes
Deferred tax assets and liabilities are recognized for tax effects of the other U.S. GAAP adjustments mentioned above.
All adjustments are shown on a gross basis, and the income tax impact has been captured under the Income taxes adjustment line.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
Reconciliation of Lux GAAP to U.S. GAAP
A reconciliation of the reported Profit and Loss and Capital and Reserves to U.S. GAAP is presented in accordance with the format stated for Item 17 in Form 20-F.
The next tables illustrate the information required by Rule 3-05 and Item 17 of Form 20-F and is based on the explanation of differences between Lux GAAP and U.S. GAAP described previously:
Reconciliation of Net Income

	2023	2022
	EUR	EUR
Profit or (Loss) Under Lux GAAP	5,853,455	9,286,707
Fair value of AFS debt securities:
Unrealized gain/(loss)	—	—
Fair value of investments in the funds:
Unrealized gain/(loss)	(279,162)	72,909
Capitalized reorganization costs:
Amortization expense reversal	58,895	58,895
Recognition of reorganization expenses	—	—
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	—	—
Fair value of investments in the funds	69,623	(18,184)
Capitalized reorganization costs	(14,688)	(14,688)
Profit or (Loss) Under U.S. GAAP	5,688,123	9,385,639

Reconciliation of Capital and Reserves

	2023	2022
	EUR	EUR
Capital and Reserves Under Lux GAAP	16,794,995	11,433,261
Fair value of AFS debt securities:
Unrealized gain/(loss)	69,646	—
Fair value of investments in the funds:
Unrealized gain/(loss)	168,949	448,111
Capitalized reorganization costs:
Amortization expense reversal	265,028	206,133
Recognition of reorganization expenses	(294,476)	(294,476)
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	(17,370)	—
Fair value of investments in the funds	(42,135)	(111,759)
Capitalized reorganization costs	7,344	22,033
Capital and Reserves Under U.S. GAAP	16,951,981	11,703,303

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) Balance sheet as at 30 June 2024
(expressed in EUR)

ASSETS	Notes	30 June 2024	31 December 2023
C. Fixed assets	3	5,629,639	6,123,364
I. Intangible assets
2. Concessions, patents, licences, trademarks and similar rights and assets, if they were
a) acquired for valuable consideration and need to be amortized		1,217,891	1,689,479
II. Tangible assets
3. Other fixtures and fittings, tools and equipment	4	—	1,740
III. Financial assets
5. Investments held as fixed assets	5	4,411,748	4,432,234
D. Current assets		35,959,210	31,510,493
II. Debtors	6
1. Trade debtors
1. a) becoming due and payable within one year	6	5,454,700	6,235,561
1. b becoming due and payable after one year		12,790,494	12,790,612
3. Amounts owed by undertakings with which the undertaking is linked by virtue of participating interests
3. a) becoming due and payable within one year	6	1,607,928	1,162,129
4. Other debtors
4. a) becoming due and payable within one year	6	6,845,693	5,136,813
III. Investments
3. Other investments	7	4,549,854	3,268,839
IV. Cash at bank and in hand	8	4,710,541	2,916,539
E. Prepayments		—	—
TOTAL ASSETS		41,588,849	37,633,857

The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) Balance sheet as at 30 June 2024
(expressed in EUR)

CAPITAL, RESERVES AND LIABILITIES	Notes	30 June 2024	31 December 2023
A. Capital and reserves	9	18,571,489	16,794,995
I. Subscribed capital	9.1	125,000	125,000
IV. Reserves
1. Legal Reserve	9.2	12,500	12,500
4. Other reserves, including the fair value reserve
a) other available reserves	9.3	3,324,000	3,324,000
b) other non- available reserves		894,438	894,438
V. Profit or loss brought forward		12,439,058	6,585,602
VI. Profit or loss for the financial year		1,776,493	5,853,455
B. Provisions	10	1,505,983	2,130,093
2. Provisions for taxation		1,505,983	2,130,093
C. Creditors		21,511,376	18,708,768
1. Debenture loans
a) Convertible loans
i) becoming due and payable within one year	11.1	2,048,447	1,035,640
ii) becoming due and payable after more than one year	11.1	5,000,000	5,000,000
2. Amounts owed to credit institutions
a) becoming due and payable within one year	11.2	5,351,767	3,679,936
4. Trade creditors
4.a) becoming due and payable within one year	11.3	2,926,869	3,197,558
4.b) becoming due and payable after one year	11.3	4,959,097	4,850,656
8. Other creditors
a) Tax authorities	11.3	163,362	107,743
c) Other creditors
8.c)i) becoming due and payable within one year	11.3	1,061,834	837,235
TOTAL CAPITAL, RESERVES AND LIABILITIES		41,588,848	37,633,857

The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) Profit and loss account for the period ended 30 June 2024
(expressed in EUR)

INTERIM PROFIT AND LOSS ACCOUNT	Notes	30 June 2024	30 June 2023
1. Net turnover	12	12,749,036	16,669,793
5. Raw materials and consumables and other external expenses	13	(5,142,802)	(7,104,668)
a) Raw materials and consumables		(8,916)	(17,138)
b) Other external expenses		(5,133,886)	(7,087,530)
6. Staff costs	14	(2,519,076)	(3,321,554)
a) Wages and salaries		(2,386,732)	(3,184,425)
b) Social security costs
ii) other social security costs		(132,344)	(137,129)
7. Value adjustments	3-4	(472,994)	(140,781)
a) in respect of formation expenses and of tangible and intangible fixed assets		(472,994)	(140,781)
8. Other operating expenses	16	(208,621)	(174,394)
11. Other interest receivable and similar income		326,590	(112,658)
b) other interest and similar income		326,590	(112,658)
14. Interest payable and similar expenses		(2,151,899)	(2,131,221)
b) other interest and similar expenses		(2,151,899)	(2,131,221)
15. Tax on profit or loss	17	(779,741)	(667,707)
16. Profit or loss after taxation		1,800,493	3,016,810
17. Other taxes not shown under items 1 to 16	17	(24,000)	—
18. Profit or loss for the financial year		1,776,493	3,016,810

The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) cash flow statement for the period ended 30 June 2024
(expressed in EUR)

	30 June 2024	30 June 2023
Operating activities
Profit after tax	1,800,493	3,016,810
Working capital adjustment
Decrease/(increase) in trade and other receivables	(1,373,700)	(5,071,106)
Decrease/(increase) in prepayment	—	(22,894)
(Decrease)/increase in trade and other payables	117,971	1,172,153
Amortizations and depreciations	472,994	140,781
Other tax paid	(24,000)	—
(Decrease)/increase in tax accrual	(624,110)	(26,988)
Net cash flow (used in) from operating activities	369,648	(791,243)
Investing activities
Acquisition of shares in funds	—	—
Disposal of shares in funds	20,731	—
Impairment	—	(265)
Purchase of assets	—	(2,209,029)
Acquisition bonds portfolio	(1,281,015)	(2,278,766)
Net cash flow (used in) from investing activities	(1,260,284)	(4,488,060)
Financing activities
(Decrease)/increase in interest payables	1,060,638	33,748
(Decrease)/increase in loan received	1,624,000	2,480,011
Net cash flow (used in) from financing activities	2,684,638	2,513,759
Net (decrease)/increase in cash and cash equivalents	1,794,002	(2,765,544)
Cash and cash equivalents at the beginning of the year	2,916,539	6,285,771
Cash and cash equivalents at the end of the year	4,710,541	3,520,227

The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) statement of capital and reserves for the period ended 30 June 2024
(expressed in EUR)

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial period	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2023	125,000	12,500	4,218,438	6,585,603	5,853,455	—	16,794,996
Movements for the year	—	—	—	5,853,455	(5,853,455)	—	—
Allocation of prior year's result	—	—	—	—	—	—	—
Result of the period	—	—	—	—	1,776,493	—	1,776,493
As at 30 June 2024	125,000	12,500	4,218,438	12,439,058	1,776,493	—	18,571,489

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial period	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261
Movements for the year	—	—	—	—	—	—
Allocation of prior year's result	—	—	—	9,286,707	(9,286,707)	—
Result of the period	—	—	—	—	3,016,810	3,016,810
As at 30 June 2023	125,000	12,500	586,913	13,397,806	3,016,810	(2,688,956)	14,450,071

The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
Note 1: General information
Carlisle Management Company S.C.A. was incorporated on 30 December 2008 and organised under the laws of Luxembourg as a Société en commandite par actions for an unlimited period. The registered office of the Company is established in 9, rue Sainte Zithe, L-2763 Luxembourg.
The Company's financial year starts on 1 January and ends on 31 December of each year.
The General Partner of the Company is Carlisle Investment Group S. à r.l., domiciled in Luxembourg. The Company is a Management Company under Chapter 16 of the Law of December 17, 2010 (as amended) on Undertakings for Collective Investment. The purpose of the Company is the collective portfolio management of one or several Luxembourg specialized investment funds. The Company may undertake any activity in Luxembourg and abroad relating to the investment management, administration and marketing of the funds.
The Company is registered as an AIFM under the Alternative Investment Fund Managers law of July 12, 2013, as amended, and as such manages the following funds:
•	Luxembourg Life Fund FCP SIF
•	Long Term Growth Fund SICAV RAIF
•	Luxembourg Life Fund II FCP RAIF
Note 2: Summary of significant accounting policies
2.1 Basis of preparation
The annual accounts have been prepared on a going concern basis and in accordance with Luxembourg legal and regulatory requirements under the historical cost convention. Accounting policies and valuation rules are, besides the ones laid down by the Law of 19 December 2002 (as amended), determined and applied by the General Partner.
The preparation of the annual accounts requires the use of certain critical accounting estimates. It also requires the General Partner to exercise its judgement in the process of applying the accounting policies. Changes in assumptions may have a significant impact on the annual accounts in the period in which the assumptions changed. Management believes that the underlying assumptions are appropriate and that the annual accounts therefore present the financial position and results fairly.
The amount allocated to the reserve for net wealth tax which were shown as available reserve in the balance sheet as at December 31, 2022 have been reclassified to non-available reserve to ensure the comparability with the figures as at December 31, 2023.
2.2 Additional statements and notes
Based on article 26 (1) of the Law of 19 December 2002 (as amended), the General Partner has chosen to include two other statements, the Cash flow statement and the Statement of changes in capital and reserves, as well as related notes and disclosures within these interim accounts. This also includes Note 20 “Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)” that has been prepared in order to comply with the guidance set out in Item 17 to the SEC's Form 20-F.
The layout and captions of Balance sheet and Profit and loss account are fully prescribed by legal requirements for Lux GAAP.
There are no other sources of comprehensive income.
2.3 Statement of changes in capital and reserves
The Statement of changes in capital and reserves shows the movement of the Subscribed Capital as well as the Reserves for the Company regarding the years ending December 31, 2022 and December 31, 2023.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
2.4 Cash Flow Statement
For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The cash flows of the Company are prepared by using the indirect method.
2.5 Foreign currency translation
The Company's capital is expressed in EUR, rounded to the nearest EUR, and its accounting records are maintained in this currency.
Income and expenses expressed in currencies other than the reference currency are converted at the rate applicable on the transaction date.
Cash at bank and in hand is translated at the exchange rate effective at each reporting date and at the balance sheet date. Exchange losses and gains are recorded in the profit and loss account of the year.
Other assets and liabilities expressed in currencies other than EUR are translated into EUR at the exchange rate applicable on the acquisition date. At the balance sheet date, these assets remain recorded at historical exchange rates.
2.6 Intangible and tangible assets
Intangible and tangible assets are valued at purchase price including the expenses incidental thereto or at production cost, less cumulative depreciation amounts written off and value adjustments. These value adjustments are booked in case of permanent impairment in the value and are not continued if the reasons for which the value adjustments were made have ceased to apply. Amortisations are calculated on a straight-line basis over the estimated useful economic life.
2.7 Financial fixed assets
Shares in affiliated undertakings/participating interest/loan to these undertakings/securities held as fixed assets/other loans are valued at purchase price/nominal value (loans and claims) including the expenses incidental thereto.
In the case of durable depreciation in the value according to the General Partner, the value adjustments are made in respect of fixed assets, so that they are valued at the lowest figure to be attributed to them at the balance sheet date. These value adjustments are not continued if the reasons for which the value adjustments were made ceased to apply.
2.8 Debtors
Debts are valued at their nominal value. They are subject to value adjustments where their recovery is compromised. These value adjustments are not continued if the reasons for which the value adjustments were made have ceased to apply.
2.9 Other investments
Listed bonds are valued at the market value on the acquisition date, brokerage fees and subsequently accrued interest are booked in the profit and loss account.
2.10 Provisions
Provisions for taxation corresponding to the tax liability estimated by the Company for the financial years for which the tax return has not yet been filed are recorded under the caption “Provisions for taxation”. The advance payments are shown in the assets of the balance sheet under the “Other debtors” item.
2.11 Creditors
Payables are recorded at their reimbursement value.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
2.12 Deferred income
This liability includes income received during the accounting year that relates to a subsequent financial year.
2.13 Net turnover
Investment management and performance fees receivable are accrued on a monthly and quarterly basis and received monthly and quarterly in arrears respectively. Performance fees are accrued once the required hurdle rate has been achieved and will be received in line with the rules set out in the Private Placement Memorandum of the Funds.
Note 3: Intangible assets
Intangible assets consist of costs associated with projects that have a benefit to the Company for a period longer than one year which are capitalized and amortised as such.

	30 June 2024	31 December 2023
Gross book value - opening balance	2,639,521	430,492
Additions	—	2,209,029
Accumulated amortization - opening balance	(950,376)	(342,149)
Charge for the period	(471,254)	(608,227)
Accumulated amortization- closing balance	(1,421,630)	(950,376)
Net book value - opening balance	2,160,398	88,843
Net book value - closing balance	1,217,891	1,689,145

Intangible assets other than distribution rights are amortized over a period of 5 years which approximates their useful life, distribution rights are amortized over a period of 2.5 years which approximates their useful life.
The asset acquired during the year 2023 consisted in the actual value distribution rights held by a distributor.
Tangible assets include other fixtures, fittings, tools and equipment. The movements for the period are as follows:

	June 30, 2024	31 December 2023
Gross book value - opening balance	96,599	96,599
Accumulated depreciation - opening balance	(94,859)	(88,259)
Charge for the period	(1,740)	(6,600)
Accumulated depreciation - closing balance	(96,599)	(94,859)
Net book value - opening balance	1,740	8,340
Net book value - closing balance	—	1,740

The Tangible assets are amortized over a period of 10 years which approximates their useful life.
Note 5: Financial fixed assets
The financial fixed assets include investments held in the following related investment funds:
•	Luxembourg Life Fund - Long Term Growth Fund 2021
•	Luxembourg Life Fund - Absolute Return Fund I
•	Luxembourg Life Fund II - Absolute Return Fund II
•	Luxembourg Life Fund II - Absolute Return Fund III
•	Luxembourg Life Fund II - Absolute Return Fund IV

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
The movements for Investment held as fixed assets for the period are as follows:

	June 30, 2024	31 December 2023
Gross book value - opening balance	4,432,479	4,431,968
Additions	—	17,832
Disposals	(20,396)	(17,321)
Gross book value - closing balance	4,412,083	4,431,968
Impairment	(334)	—
Net book value - closing balance	4,411,749	4,432,479

Note 6: Debtors

	June 30, 2024	31 December 2023
Trades debtors	18,245,193	19,026,173
- Luxembourg Life Fund - Long Term Growth Fund	312,179	336,726
- Luxembourg Life Fund - Long Term Growth Fund 2021	1,695,869	2,692,971
- Long Term Growth Fund -compartment A	15,066	23,908
- Long Term Growth Fund - Air Life Fund II - Lux	5,443	24,482
- Luxembourg Life Fund - Absolute Return Fund I	11,939,780	11,716,531
- Luxembourg Life Fund II - Absolute Return Fund II	1,792,084	1,762,087
- Luxembourg Life Fund II - Absolute Return Fund III	2,397,979	2,837,694
- Luxembourg Life Fund II - Absolute Return Fund IV	86,793	81,774
- Others	—	—
Amounts owed by undertakings by virtue of participating interest	1,607,928	1,162,129
Other debtors	6,845,693	5,136,813
- Advances to Direct Tax Authorities (ACD)	1,267,250	1,316,632
- Shareholders advances	5,265,000	3,641,000
- Miscellaneous receivables	313,443	179,181
Total	26,698,814	25,325,115

The advances and loans granted to the shareholders of the Company amounted to EUR 5,265,000 (2023 EUR 3,641,000) are shown in in the caption other debtors.
Receivables from tax authorities are composed of advance for Municipal Business Tax amounting to EUR 376,700 (2023 EUR 354,632) and advances for Corporate income tax amounting to EUR 890,550 (2023 EUR 962,000).

	Due within one year	After more than one year
30 June 2024 Trade debtors
- Luxembourg Life Fund - Long Term Growth Fund	312,179	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	1,695,869	—
- Long Term Growth Fund Compartment A	15,066	—
- Long Term Growth Fund - Air Life Fund II - Lux	2,696	2,747
- Luxembourg Life Fund - Absolute Return Fund I	1,097,045	10,842,735
- Luxembourg Life Fund II - Absolute Return Fund II	837,324	954,760
- Luxembourg Life Fund II - Absolute Return Fund III	1,407,727	990,252
- Luxembourg Life Fund II - Absolute Return Fund IV	86,793	—
Total	5,454,700	12,790,494

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts

	Due within one year	After more than one year
31 December 2023 Trade debtors
- Luxembourg Life Fund - Long Term Growth Fund	336,726	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	—
- Long Term Growth Fund - A	23,908	—
- Long Term Growth Fund - Air Life Fund II - Lux	21,618	2,865
- Luxembourg Life Fund - Absolute Return Fund I	873,796	10,842,735
- Luxembourg Life Fund II - Absolute Return Fund II	807,327	954,760
- Luxembourg Life Fund II - Absolute Return Fund III	1,397,441	990,252
- Luxembourg Life Fund II - Absolute Return Fund IV	81,774	—
Total	6,235,561	12,790,612

The Company receives performance fees that are due from the closed end Funds when they are actually paid which is expected to be in more than one year. This amounted to EUR 12,790,494 (20223 EUR 12,787,747). This amount consisted of the full amount of Trade Debtors becoming due and payable after more than one year.
Note 7: Other investments
Other investments are composed of premium listed corporate bonds, accrued interest amounting to EUR 78,498 are shown in the caption Other debtors.
Note 8: Cash at Bank and in hand
This caption includes a guarantee amounting to EUR 114,595 which is used as a rent deposit and considered as restricted cash.
Note 9: Capital and Reserves
9.1 Subscribed Capital
As at 30 June 2024 and 31 December 2023, the share capital of the Company is set at one hundred twenty-five thousand euros (EUR 125,000) fully paid represented by:
•	One thousand (1,000) General Partner’s Shares with a nominal value of (1) euro each which participate fully in the profits of the Company;
•	One hundred eleven thousand four hundred ninety-seven (111,497) Ordinary Shares with a nominal value of one (1) euro each which participate fully in the profits of the Company;
•	Three (3) Cumulative Preferred Shares with a nominal value of one (1) euro each which receive a cumulative preferred return in an amount determined by the General Partner; and
•	Twelve thousand five hundred (12,500) Preferred Shares with a nominal value of one (1) euro each.
9.2 Legal Reserve
Under Luxembourg law, the Company is required to transfer 5% of its annual net profit to a reserve account from which no distribution must be made. This requirement is fully satisfied when the reserve has reached 10% of the Company’s subscribed Capital. The Company has met the required reserve.
9.3 Other available reserve
The available reserve is composed of the cumulative preferred return payable to the holders of the Cumulative Preferred Shares.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
Note 10: Provisions
Tax provisions are composed of Provisions for corporate income tax, provisions for municipal business tax and provision for net wealth tax.

30 June 2024
Tax provision 2023	863,475
Tax provision Q2 2024	642,508
1,505,983

31 December 2023
Tax provision 2022	1,266,619
Tax provision 2023	864,474
Total	2,130,093

Note 11: Creditors

	Within one year	After more than one year	June 30, 2024
Convertible debenture loans	2,048,447	5,000,000	7,048,447
Amounts owed to credit institutions	5,351,767	—	5,351,767
Trade creditors	2,926,869	4,959,097	7,885,966
Other creditors	1,061,834	—	1,061,834
Tax authorities	163,362	—	163,362
Total	11,552,279	9,959,097	21,511,376

	Within one year	After more than one year	December 31, 2023
Convertible debenture loans	1,035,640	5,000,000	6,035,640
Amounts owed to credit institutions	3,679,936	—	3,679,936
Trade creditors	3,197,558	4,850,656	8,048,214
Other creditors	837,235	—	791,810
Tax authorities	107,743	—	107,743
Total	8,858,112	9,850,656	18,708,768

11.1 Convertible debenture loans
The Company issued 5,000,000 (five million) contingent convertible debenture (“CoCo”) bonds with a par value of EUR 1 (one EUR) on 2 May 2019. The bonds have an interest rate equal to 16% (sixteen percent) of the gross revenues, payable on a quarterly basis and are in registered form. The first interest payments date was 31 March 2019. The maturity date is falling twenty five (25) years after the first issue date. In case of Conversion Event triggered by an Exit, the holder will have five (5) Business Days upon receipt of a Conversion Notice to inform the Company in accordance with the provisions of clause 15 whether it wishes to exercise its right to convert to CoCo Bonds into the Conversion Shares or not. For the avoidance of doubt, the Holder will have no such option in any other Conversion Event. The CoCo Bonds are transferable only in accordance with the terms and subject to the conditions of the Shareholder Agreements. The CoCo Bonds constitute unsecured and subordinated obligations of the Company, ranking pari passu among themselves and pari passu with all other subordinated debts of the Company.
11.2 Amounts owed to credit institutions
Amounts owed to credit institutions consist of short term loan amounting to EUR 5,266,000 (2023 EUR 3,642,000) and accrued interest thereon amounting to EUR 85,767. This loan is secured by the

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
portfolio of bonds with a value of EUR 4,161,604 (2023 EUR 3,268,839) and EUR 1,400,000 cash deposit (2023 EUR 526,250). The loan is a 3 months bearing interest at the market rates.
11.3 Other
Trade creditors consist mainly of amounts payable to suppliers and introducers of the Luxembourg Life Fund and Luxembourg Life Fund II.
Other creditors consist mainly dividends payable.
Note 12: Net Turnover
The net turnover consists of revenue from management fees and performance fees

	30 June 2024	30 June 2023
Management Fees	12,710,413	13,292,041
Performance Fees	38,623	3,377,752
Total	12,749,036	16,669,793

The Company receives management fees for the management of the Funds. The management fee is based on the Net Asset Value of the funds and varies from 0.25% to 2.00%.
Performance fees are calculated based on the performance of the individual share classes of the funds. A hurdle rate of 6% or 8% is used for the calculation of performance fees, depending on the specific fund.
Note 13: Other external expenses
Other external charges are presented as follows:

	30 June 2024	30 June 2023
Retrocessions fees	3,719,167	5,640,990
Commissions and professional fees	654,460	482,906
Other Charges	677,248	897,766
Audit fees	82,960	65,868
Total	5,133,836	7,087,530

The Company has entered into agreements with various parties to introduce new investors into the funds. The Company has agreed by way of agreement to share a portion of its management and performance fees with these introducers as retrocession fees.
Note 14: Staff
Staff costs are as follows:

	30 June 2024	30 June 2023
Salaries and wages	2,386,732	3,184,425
Social security on salaries and wages	132,344	137,129
Total	2,159,076	3,321,554

Note 15: Emoluments granted to the members of the Management and Supervisory Bodies and commitments arising from or entered in respect of retirement pensions for former members of those bodies.
The emoluments paid to the members of the Management are included in the staff costs presented in the profit and loss account.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
The emoluments granted to the members of the Supervisory Board amount to EUR 24,000 and are included in the external expenses in the profit and loss account.
There is no commitment arising from or entered in respect of retirement pensions for former members of Management and/ or Supervisory Board in that capacity of the Company.
Note 16: Other operating expenses
Other operating expenses are mainly composed of:

	30 June 2024	30 June 2023
Software Licenses	43,275	37,388
Non-Deductible VAT	165,344	137,006
Total	208,619	174,394

Note 17: Tax on Profit or Loss
A provision of EUR 469,476 for Corporate Income Tax and EUR 173,033 for Municipal Business Tax was recorded during the period ended 30 June 2024 (2023 EUR 665,000).
Note 18: Related Party Transactions
On 2 May 2019, the Company issued the CoCo Bonds described in note 11.1, these bonds were subscribed by Carlisle Acquisition Vehicle LLC. The interest paid during the period amounted to EUR 2,025,160 (2023 4,216,835).
Due to this, on 13 March 2019, the Company entered into an introduction agreement and a marketing advisory agreement with a company (the “Related Distributor”) directly related to the Company’s main shareholder. The Related Distributor will receive retrocession fees and a marketing fees related to these investments into the Long Term Growth Fund, the Absolute Return Fund II, the Absolute Return Fund III, the Absolute Return Fund IV and Short-Term Monetization placed from this account.
Note 19: Subsequent event
In July 2024, the shareholders of Carlisle Management entered into an agreement to sell 100% of the shares of the Company to Abacus Life, Inc. (“Abacus”) (NASDAQ: ABL), a leading buyer of life insurance policies and vertically integrated alternative asset manager specializing in specialty insurance products. The transaction will provide a myriad of potential opportunities and synergies that will be available to the funds managed by the Company, the Company, its shareholders, and employees. This transaction is subject to the approval by the CSSF.
Note 20: Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)
The following information is provided following the guidance set out in Item 17 to the SEC's Form 20-F, which establishes the requirements for reconciliations between another comprehensive basis of accounting and US GAAP. The item 17 reconciliation footnote starts with the Lux GAAP financial statements, which together with the subsequent application of consolidation principles and preparation of the cash flow statements are deemed to be a comprehensive basis of accounting.
The principal differences between Lux GAAP and U.S. GAAP that affect the profit and loss account and capital and reserves of the Company relate to the accounting treatment of the following items:
Fair value of available for sale debt securities
The Company accounts for its debt securities on a cost basis. Under U.S. GAAP, ASC 320 Investments-Debt Securities, investments where management does not have the positive intent and ability to hold the securities to maturity are accounted for on a fair value basis, and classified as Available for Sales (“AFS”) with fair value changes going through Other Comprehensive Income (“OCI”).

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
Fair value of investments in the funds
The Company accounts for its investments held in the Funds on a cost basis. Under U.S. GAAP, ASC 321 Investments - Equity Securities, these investments are accounted for under a fair value model using Net Asset Value (“NAV”) as a practical expedient with changes going through net income.
Capitalized reorganization costs
The Company accounts for its reorganization costs as intangible assets and are being amortized over a period of 5 years. Under US GAAP, ASC 350 Intangibles-Goodwill and Other, such expenses do not meet the criteria for capitalization and are expensed to the profit and loss as incurred.
Income taxes
Deferred tax assets and liabilities are recognized for the tax effects of the other U.S. GAAP adjustments mentioned above.
The Company recognizes income tax expense during an interim period based on estimated payments made. Under U.S. GAAP, ASC 740-270, Income Taxes - Interim Reporting, income tax expense during an interim period is generally estimated using an estimated annual effective income tax rate.
All adjustments are shown on a gross basis, and the income tax impact has been captured under the Income taxes adjustment line.
Reconciliation of Lux GAAP to U.S. GAAP
A reconciliation of the reported Profit and Loss and Capital and Reserves to U.S. GAAP is presented in accordance with the format stated for Item 17 in Form 20-F.
The next tables illustrate the information required by Rule 3-05 and Item 17 of Form 20-F and is based on the explanation of differences between Lux GAAP and U.S. GAAP described previously:
Reconciliation of Net Income

	30 June 2024	30 June 2023
	EUR	EUR
Profit or (Loss) Under Lux GAAP	1,776,493	3,016,810
Fair value of AFS debt securities:
Unrealized gain/(loss)	—	—
Fair value of investments in the funds:
Unrealized gain/(loss)	101,437	(194,219)
Capitalized reorganization costs:
Amortization expense reversal	29,448	29,448
Recognition of reorganization expenses	—	—
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	—	—
Fair value of investments in the funds	(25,298)	48,438
Capitalized reorganization costs	(7,344)	(7,344)
Interim income tax expense adjustment	317,561	198,688
Profit or (Loss) Under U.S. GAAP	2,192,297	3,091,821

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
Reconciliation of Capital and Reserves

	30 June 2024	31 December 2023
	EUR	EUR
Capital and Reserves Under Lux GAAP	18,571,489	16,794,995
Fair value of AFS debt securities:
Unrealized gain/(loss)	87,568	69,646
Fair value of investments in the funds:
Unrealized gain/(loss)	270,385	168,949
Capitalized reorganization costs:
Amortization expense reversal	294,476	265,028
Recognition of reorganization expenses	(294,476)	(294,476)
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	(21,839)	(17,370)
Fair value of investments in the funds	(67,434)	(42,135)
Capitalized reorganization costs	—	7,344
Interim income tax expense adjustment	317,561	—
Capital and Reserves Under U.S. GAAP	19,157,730	16,951,981

Annex A
FORM OF WARRANT AMENDMENT

AMENDMENT NO. 1 TO WARRANT AGREEMENT
This amendment (this “Amendment”) is made as of [ ✧ ], 2025, by and between Abacus Global Management, Inc. (f/k/a Abacus Life, Inc.), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of July 23, 2020 (the “Existing Warrant Agreement”), by and between the Company (as successor to East Resources Acquisition Company (“East”)) and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, on June 30, 2023, the Company completed its business combination with East (the “Business Combination”) and changed its name to “Abacus Life, Inc.”, and on February 27, 2025 Abacus Life, Inc. changed its name to “Abacus Global Management, Inc.”;
WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of shares of Common Stock of East immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance (as defined in the Existing Warrant Agreement) in shares of common stock, par value $0.0001 per share, of the Company (the “common stock”);
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the number of the then-outstanding Public Warrants; provided that if an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then the vote or written consent of the Registered Holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, shall be required;
WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of common stock, on the terms and subject to the conditions set forth herein; and
WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 50% of the then-outstanding Public Warrants consented to and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.
1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:
(a) the new Section 6A thereto:
“6A Mandatory Exchange.
6A.1 The Business Combination. On June 30, 2023, the Company completed its business combination with Abacus Settlements, LLC (the “Business Combination”) and changed its name to “Abacus Life, Inc.”, and on February 27, 2025, the Company changed its name to “Abacus Global Management, Inc.” In accordance with Section 4.4 of this Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance in shares of common stock, par value $0.0001 per share, of Abacus Global Management, Inc. (the “common stock”).

6A.2 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then-outstanding Warrants, as described in Section 6A.3 below, for shares of common stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.207 shares of common stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the shares of common stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) an amount equal to such fractional part of a share multiplied by [    ].1
6A.3 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than 15 days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.
6A.4 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(c) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.3 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”
2. Miscellaneous Provisions.
2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.2 Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
2.3 Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement, or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif,” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law,
[1]
This will be the last sale price of the common stock on The Nasdaq Global Market on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission on June 30, 2025).

including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises, and commitments, whether written or oral, express, or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises, and commitments are hereby canceled and terminated.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

ABACUS GLOBAL MANAGEMENT, INC.

By:
	Name:	Christopher Romaine
	Title:	General Counsel and Corporate Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

ABACUS GLOBAL MANAGEMENT, INC.
Offer to Exchange Warrants to Acquire Shares of Common Stock
of
Abacus Global Management, Inc.
for
Shares of Common Stock
of
Abacus Global Management, Inc.
and
Consent Solicitation
PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.
The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and Brokers call: +1 (212) 257-2075
All others call toll free (U.S. only): +1 (866) 796-3441
Email: abacus@dfking.com
The Dealer Manager for the Offer and Consent Solicitation is:

SG Americas Securities, LLC
245 Park Avenue
New York, New York 10167
Attention: Equity Syndicate Desk (10th Floor)
Collect: (212) 278-5600
E-mail: US-EQUITY-DEALER-MANAGER@sgcib.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or certain officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a director under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), (4) for any transaction from which the director derived an improper personal benefit, or (5) for an officer, in any action by or in right of the corporation. Our Charter provides for such limitation of liability.
Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our Bylaws, we are required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by our board of directors.
Our Charter and Bylaws require us to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under ERISA, as amended, or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are authorized under our Bylaws to purchase and maintain insurance to protect the Company and any current or former director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.
Item 21.	Exhibits and Financial Statement Schedules.
(a) Exhibits
The following exhibits are included in this registration statement on Form S-4:

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of August 30, 2022, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC (Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-39403), as filed with the SEC on August 30, 2022).

2.2
First Amendment to Agreement and Plan of Merger, dated as of October 14, 2022, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC, incorporated by reference from the Company’s Form 8-K filed October 14, 2022 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-39403), as filed with the SEC on October 14, 2022).

2.3
Second Amendment to Agreement and Plan of Merger, dated as of April 20, 2023, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC (Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-39403), as filed with the SEC on April 20, 2023).

2.4
Share Purchase Agreement, by and among Abacus Life, Inc., Carlisle Management Company S.C.A., Carlisle Investment Group S.A.R.L., the Sellers party thereto, Jose Eseteban Casares Garcia, Manorhaven Holdings, LLC, Pacific Current Group Limited, certain equityholders of CMC Vehicle, LLC and Pillo Portsmouth Holding Company, LLC, in its capacity as the Sellers’ Representative thereunder, dated as of July 18, 2024 (incorporated by reference to the Company’s current report on Form 8-K filed on July 18, 2024 as Exhibit 2.1).

3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on July 6, 2023).
3.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc., dated February 27, 2025, incorporated by reference from the Company’s Form 8-K filed March, 5, 2025.

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed with the SEC on March 5, 2025).
4.1
Warrant Agreement, dated July 23, 2020 between East Resources Acquisition Company and Continental Stock Transfer & Trust Company, as warrant agent, incorporated by reference from the Company’s Form 8-K filed July 27, 2020.

4.2	Specimen Common Stock Certificate, incorporated by reference from the Company’s Form S-1 filed July 2, 2020.
4.3	Specimen Warrant Certificate, incorporated by reference from the Company’s Form S-1 filed July 2, 2020.
4.4	Unsecured Promissory Note, dated as of June 30, 2023, issued to Sponsor, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
4.5	Amended and Restated Unsecured Promissory Note, dated as of July 5, 2023, issued to East Asset Management, LLC, incorporated by reference from the Company’s Form 8-K filed July 6, 2023
4.6
Description of Abacus Life, Inc. Securities Registered under Section 12 of the Exchange Act (Incorporated by reference to Exhibit 4.14 to the Registrant’s Annual Report on Form 10-K (File No. 001-39403) for the year ended for the year ended December 31, 2023, as filed with the SEC on March 21, 2024).

Exhibit No.	Description
4.7
Base Indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as Trustee (incorporated by reference to the Company’s current report on Form 8-K filed on November 10, 2023 as Exhibit 4.1).

4.8
First Supplemental Indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as Trustee, including the form of 9.875% Fixed Rate Senior Note due 2028 existing notes (incorporated by reference to the Company’s current report on Form 8-K filed on November 10, 2023 as Exhibit 4.2).

4.9
Second Supplemental Indenture, dated as of December 2, 2024, between the Company and U.S. Bank Trust Company, National Association, as Trustee, including the form of the New Notes (incorporated by reference to the Company’s current report on Form 8-K filed on December 2, 2024 as Exhibit 4.3).

4.10	Form of 9.875% Fixed Rate Senior Notes due 2028, incorporated by reference from the Company’s Form 8-K filed November 13, 2023.
4.11
Share Lock-Up and Standstill Agreement, dated as of December 2, 2024, by and among the Company and the Stockholders party thereto (incorporated by reference to the Company’s current report on Form 8-K filed on December 2, 2024 as Exhibit 10.1).

4.12
Certificate of Designations of Abacus Global Management, Inc., designating the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, incorporated by reference from the Company’s Form 8-K filed March 24, 2025.

5.1++	Opinion of Latham & Watkins LLP.
8.1++	Tax Opinion of Latham & Watkins LLP.
10.1++	Form of Tender and Support Agreement by and among the Company and the warrant holders party thereto.
10.2
Equity Registration Rights Agreement, dated as of December 2, 2024, by and among the Company and the Holders of the common stock of the Company named therein (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on December 2, 2024).

10.3
Notes Registration Rights Agreement, dated as of December 2, 2024, by and among the Company and holders of the notes named therein (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on December 2, 2024).

10.4	Warrant Forfeiture Agreement, dated as of June 30, 2023, by and among East Resources Acquisition Company and Sponsor incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
10.5
Amended and Restated Registration Rights Agreement, dated as of June 30, 2023, by and among the Company, Sponsor, certain equityholders of East Resources Acquisition Company named therein and certain equityholders of the LMA and Legacy Abacus named therein, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

10.6	Letter Agreement, dated as of July 23, 2020, among the Company, its officers and directors and the Sponsor, incorporated by reference from the Company’s Form 8-K filed July 27, 2020.
10.7	Form of Indemnification Agreement, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
10.8	Abacus Life, Inc. Amended and Restated 2024 Long-Term Equity Compensation Incentive Plan, incorporated by reference from Appendix A to the Company’s Proxy Statement filed on April 29, 2024.
10.9
Form of Restricted Stock Unit Award granted under the Abacus Life, Inc. Amended and Restated 2024 Long-Term Equity Compensation Incentive Plan, incorporated by reference from the Company’s Form 8-K filed December 16, 2024.

10.10	Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
10.11	Form of Restricted Stock Unit Award granted under the Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.
10.12	Form of Option Award granted under the Abacus Life, Inc. 2023 Long-Term Equity Incentive Plan, incorporated by reference from the Company’s Form 8-K filed July 6, 2023.

Exhibit No.	Description
10.13
Credit Agreement, dated as of December 10, 2024, by and among Abacus Life, Inc. as the Borrower, GLAS USA LLC, as the Administrative Agent, GLAS AMERICAS LLC, as the Collateral Agent and the Lenders from time to time party thereto, incorporated by reference from the Company’s Form 8-K filed December 10, 2024.

10.14
Security Agreement, dated as of December 10, 2024, by and among the Grantors party thereto and GLAS USA LLC as Collateral Agent, incorporated by reference from the Company’s Form 8-K filed December 10, 2024.

10.15
Guaranty, dated as of December 10, 2024 among Abacus Life, Inc. the Guarantors party thereto, and GLAS USA LLC as Administrative Agent, incorporated by reference from the Company’s Form 8-K filed December 10, 2024.

10.16	Form of Employment Agreement, incorporated by reference from the Company’s Form S-1 filed July 25, 2023.
10.17
Sponsor Support Agreement, dated as of August 30, 2022, by and among the East Resources Acquisition Company, Sponsor, LMA and Legacy Abacus, incorporated by reference from the Company’s Form 8-K filed August 30, 2022.

10.18
Amendment No. 1 to the Sponsor Support Agreement, dated as of December 20, 2023, by and among Abacus Life, Inc., Longevity Market Assets, LLC, Abacus Settlements, LLC and East Sponsor, LLC, incorporated by reference from the Company’s 8-K filed December 29, 2023.

10.19
Company Support Agreement, dated as of August 30, 2022, by and among East Resources Acquisition Company, LMA, Legacy Abacus and the other parties signatory thereto, incorporated by reference from the Company’s Form 8-K filed August 30, 2022.

10.20
Amendment No. 1 to the Company Support Agreement, dated as of December 20, 2023, by and among Abacus Life, Inc., Longevity Market Assets, LLC, Abacus Settlements, LLC, T. Sean McNealy, K. Scott Kirby, Matthew A, Ganovsky incorporated by reference from the Company’s 8-K filed December 29, 2023.

10.21	Form of Abacus Option Agreement 2024 Plan, incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed March 28, 2025.
10.22	Form of Abacus RSU Agreement 2024 Plan, incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed on March 28, 2025.
10.23+	Dealer Manager Agreement, dated as of July 15, 2025, by and among Abacus Global Management, Inc. and SG Americas Securities, LLC, as dealer manager.
23.1+	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).
23.2+	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).
23.3+	Consent of Independent Auditors (KPMG Luxembourg - KPMG Audit S.à r.l.).
23.4++	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.5++	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
24.1++	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1+	Form of Letter of Transmittal and Consent.
99.2++	Form of Notice of Guaranteed Delivery.
99.3+	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees.
99.4+	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees.
107++	Filing Fee Table.

+	Filed herewith.
++	Previously filed.
Item 22.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(i)	to file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:
(A)	to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(B)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(iii)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(iv)
that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(v)
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(B)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(C)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes that:
(i)
prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(ii)
every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on July 15, 2025.

ABACUS GLOBAL MANAGEMENT, INC.

By:	/s/ Jay J. Jackson
Jay J. Jackson
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay J. Jackson	Director, President and Chief Executive Officer (Principal Executive Officer)	July 15, 2025
Jay J. Jackson

*	Chief Financial Officer (Principal Accounting and Financial Officer)	July 15, 2025
William H. McCauley

*	Director	July 15, 2025
Todd Sean McNealy

*	Director	July 15, 2025
Adam Gusky

*	Director	July 15, 2025
Karla Radka

*	Director	July 15, 2025
Cornelis Michiel van Katwijk

*	Director	July 15, 2025
Thomas W. Corbett, Jr.

*	Director	July 15, 2025
Mary Beth Schulte

*	Signed by Jay J. Jackson pursuant to the terms of the power of attorney signed by each individual and previously filed with this Registration Statement on June 30, 2025.